SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-12

Belk, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2801 West Tyvola Road
Charlotte, North Carolina 28217

April 18, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held on May 25, 2011 at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina. The meeting will begin promptly at 11:00 a.m., local time.

The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the proxy statement provided herewith.

Please date, sign and return your proxy in the enclosed envelope to assure that your shares will be represented at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

You are invited to attend a luncheon immediately after the Annual Meeting. Please return the enclosed RSVP form by May 17, 2011 to help us in our planning of this event.

On behalf of your Board of Directors, thank you for your continued support and interest in Belk, Inc.

Sincerely,

Thomas M. Belk, Jr.
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Belk, Inc. (“we,” “our,” “Belk” or the “Company”) will be held at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina, on Wednesday, May 25, 2011, at 11:00 a.m., local time, for the following purposes:

(1) To elect three Directors nominated by the Board of Directors (the “Board”) to terms expiring at the 2014 Annual Meeting of Stockholders;

(2) To conduct an advisory vote on executive compensation, often referred to as a “say on pay”;

(3) To conduct an advisory vote on the frequency of future advisory votes on executive compensation, often referred to as a “say when on pay”;

(4) To approve the material terms of the performance goals under the Amended and Restated Annual Incentive Plan; and

(5) To consider and act upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on April 8, 2011 as the record date for determining stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders as of the close of business on April 8, 2011 will be available at our offices for examination during normal business hours by any stockholder during the period from May 11, 2011 through the Annual Meeting.

Your attention is directed to the proxy statement provided with this Notice.

By Order of the Board,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 18, 2011

Please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope with the white label and indicate whether or not you plan to attend the Annual Meeting. If you attend the meeting, you may vote in person if you wish, even if you have previously returned your proxy.

BELK, INC.
2801 West Tyvola Road
Charlotte, North Carolina 28217

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2011

GENERAL INFORMATION

This proxy statement and proxy are furnished in connection with the solicitation of proxies to be voted at the 2011 Annual Meeting of Stockholders. The Annual Meeting will be held on May 25, 2011, at 11:00 a.m., local time, at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina. The proxy is solicited by Belk’s Board. This proxy statement and proxy are first being sent to Belk’s stockholders on or about April 18, 2011.

Why am I receiving this proxy statement and proxy?

You are receiving this proxy statement and proxy because you own shares of Belk Class A Common Stock or Class B Common Stock. This proxy statement describes issues on which Belk would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Who is entitled to vote?

Holders of Class A Common Stock and Class B Common Stock on the close of business on April 8, 2011 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting. April 8, 2011 is referred to as the record date.

To how many votes is each share of common stock entitled?

Holders of Class A Common Stock are entitled to ten votes per share. Holders of Class B Common Stock are entitled to one vote per share. The Class A Common Stock and Class B Common Stock are together referred to as the common stock.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name”?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

Stockholders of record may vote by mail. Simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Stockholders also may attend the meeting and vote in person. If you hold your shares through a bank or broker, please refer to your proxy or the information forwarded by your bank or broker to see the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	sending written notice of revocation to Belk’s Corporate Secretary at 2801 West Tyvola Road, Charlotte, North Carolina 28217;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the Annual Meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the following:

•	to elect three Directors nominated by the Board to terms expiring at the 2014 Annual Meeting of Stockholders;

•	to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this Proxy Statement;

•	to indicate, on an advisory basis, whether future advisory votes on executive compensation should be held every one, two or three years; and

•	to approve the material terms of the performance goals under the Company’s Amended and Restated Annual Incentive Plan.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of Director, and how many votes must the nominees receive to be elected?

With respect to the election of Directors, you may:

•	vote FOR the election of the three nominees for Director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominee(s); or

•	WITHHOLD AUTHORITY to vote for the three nominees.

The three nominees receiving the highest number of affirmative votes will be elected as Directors. This number is called a plurality. A vote withheld from a nominee for Director and broker non-votes will have no effect on the outcome of the vote.

How may I vote on the proposal to approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in this proxy statement, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the approval of executive compensation;

•	vote AGAINST the approval of executive compensation; or

•	ABSTAIN from voting on the proposal.

The proposal must receive the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be cast at the Annual Meeting at which a quorum is present. Abstentions will be included in the number of votes present and entitled to be cast, and accordingly will be treated as votes against the proposal. Broker non-votes will not be included in the number of votes present and entitled to be cast, and accordingly will not affect the outcome of the vote.

How may I vote on the proposal to indicate, on an advisory basis, my preference for the frequency of future advisory votes on executive compensation?

With respect this proposal, you may vote to indicate your preference as follows:

•	an advisory vote on executive compensation every ONE year;

•	an advisory vote on executive compensation every TWO years;

•	an advisory vote on executive compensation every THREE years; or

•	ABSTAIN from voting on the proposal.

Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to “pass.” Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation.

How may I vote to approve the material terms of the performance goals under the Amended and Restated Annual Incentive Plan, and how many votes must the proposal receive to be approved?

With respect to the approval of the material terms of the performance goals under the Amended and Restated Annual Incentive Plan, you may:

•	vote FOR the approval of the material terms of the performance goals under the Amended and Restated Annual Incentive Plan;

•	vote AGAINST the approval of the material terms of the performance goals under the Amended and Restated Annual Incentive Plan; or

•	ABSTAIN from voting on the proposal.

The proposal must receive the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be cast at the Annual Meeting at which a quorum is present. Abstentions will be included in the number of votes present and entitled to be cast, and accordingly will be treated as votes against the proposal. Broker non-votes will not be included in the number of votes present and entitled to be cast, and accordingly will not affect the outcome of the vote.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the three nominees for Director;

•	FOR the approval of executive compensation;

•	for an advisory vote on executive compensation every ONE year; and

•	FOR the approval of the material terms of the performance goals under the Amended and Restated Annual Incentive Plan.

What happens if I sign and return my proxy but do not provide voting instructions?

If you return a signed proxy but do not provide voting instructions, your shares will be voted:

•	FOR the three nominees for Director;

•	FOR the approval of executive compensation;

•	for an advisory vote on executive compensation every ONE year; and

•	FOR the approval of the material terms of the performance goals under the Amended and Restated Annual Incentive Plan.

Will my shares be voted if I do not sign and return my proxy?

If you are a stockholder of record and you do not sign and return your proxy or attend the meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a bank or broker and you do not provide voting instructions before the Annual Meeting, your bank or broker may vote your shares on your behalf under certain circumstances. These circumstances include voting on “routine” matters. None of the proposals described in this proxy statement are “routine” matters. Therefore, for shares held in street name, if the brokerage firm has not received instructions from the stockholder, the brokerage firm cannot vote the shares. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How many votes do you need to hold the Annual Meeting?

As of the record date, 45,408,268 shares of Class A Common Stock and 1,122,221 shares of Class B Common Stock were outstanding and are entitled to vote at the Annual Meeting. In order to hold the Annual Meeting and conduct business, a quorum must be present. A quorum will exist if the holders of the outstanding shares of both Class A Common Stock and Class B Common Stock taken together, entitled to vote and constituting a majority of the total votes of the common stock, are present at the Annual Meeting either in person or by proxy. In accordance with applicable state law and our Certificate of Incorporation and Bylaws, abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present.

PROPOSAL ONE
ELECTION OF DIRECTORS

Under our Certificate of Incorporation and Bylaws, the number of Directors on the Board may be fixed by resolution of a majority of the Board at any number between two and eighteen members.

The Board has currently fixed the number of Directors at nine. The Certificate and Bylaws also divide the Board into three classes that serve three-year terms, designated as Class I, Class II and Class III. The current terms of the Directors in Class I are set to expire at the Annual Meeting. J. Kirk Glenn, Jr., a current Class I Director, will be retiring from the Board at the end of his term at the Annual Meeting. The Board expresses its gratitude to Mr. Glenn for his many years of dedicated service to Belk.

The Board has nominated the persons set forth below as Class I Directors to serve a three-year term that will expire at the Annual Meeting of Stockholders in 2014:

Thomas M. Belk, Jr.
Erskine B. Bowles
John L. Townsend, III

Each nominee has consented to serve as a Director if elected. Messrs. Belk and Townsend have previously served as Directors of Belk. Mr. Bowles is a new nominee for Director this year. He is well known to many of our Directors and executives, and was recommended as a candidate for Director by our CEO and members of our Nominating and Corporate Governance Committee.

The Board has no reason to believe that any of the nominees for the office of Director will be unavailable for election as a Director. However, if at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for substitute nominee(s), vote to allow the vacancy to remain open until filled by the Board, or vote to reduce the number of Directors for the ensuing year, as the Board recommends. In no event, however, can the proxy be voted to elect more than three Directors.

In addition to the three nominees, there are six other Directors continuing to serve on the Board, whose terms expire in 2012 and 2013.

THE BOARD RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE CLASS I DIRECTORS.

BELK MANAGEMENT

Executive Officers

The following executive officers are in addition to those executive officers who also serve as our Directors. See “Belk Management — Directors” for biographical information about those executive officers.

			Executive
Name	Age	Position	Officer Since

Kathryn Bufano	58	President and Chief Merchandising Officer	2008
Ralph A. Pitts	57	Executive Vice President, General Counsel and Secretary	1998
Brian T. Marley	54	Executive Vice President and Chief Financial Officer	2000

Kathryn Bufano. Ms. Bufano has served as our President and Chief Merchandising Officer since August 2010 and previously served as our President, Merchandising and Marketing from January 2008 to August 2010. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. in Fargo, North Dakota. From 2003 to 2006, Ms. Bufano pursued higher education. From 2002 to 2003, she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company in Hoffman Estates, Illinois. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy’s East and Lord & Taylor divisions of Federated Department Stores.

Ralph A. Pitts. Mr. Pitts has served as our Executive Vice President, General Counsel and Secretary since May 1998. Mr. Pitts has been Executive Vice President and General Counsel of Belk Stores Services, Inc. (“BSS”), a subsidiary of Belk, since 1995. From 1985 to 1995, he was a partner in the law firm of King & Spalding LLP in Atlanta, Georgia. Mr. Pitts is Chairman of the Board of Trustees of Central Piedmont Community College and a member of the Executive Board of the Mecklenburg County Council of the Boy Scouts of America.

Brian T. Marley. Mr. Marley has served as our Executive Vice President and Chief Financial Officer since December 2000. From 1993 to 2000, he was a partner in the accounting firm of KPMG LLP. He currently serves on the Belk Foundation Investment and Finance Committee and was Chairman of the Board of Directors of Belk National Bank through January 2006. Mr. Marley served on the Board of Directors of Apex Analytix, Inc. through May 2009.

Directors

Set forth below are the nominees for election to the Board as Class I Directors, the current Directors serving as Class II and Class III Directors and certain information about the nominees and current Directors, which has been furnished to us by the respective individuals. Also set forth below is information about the experience, qualifications, attributes and skills considered by our Board in determining that the nominee should serve as a Director of our Company. For additional information about how we identify and evaluate nominees for director, see “Selection of Nominees for Director.”

Nominees for Election

Class I Directors — Term Expiring 2011

Thomas M. Belk, Jr.
Age 56
Director Since 1998

Mr. Belk has been our Chairman and Chief Executive Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Store Divisions and Real Estate from May 1998 until May 2004. He served as an officer and Director of most of the separate predecessor Belk Companies (the “Belk Companies”) until May 1998 and has been employed in the Belk retail organization in various positions since 1981. He is past Chairman of the Charlotte Chamber of Commerce and serves on the Boards of The Orvis

Company, Inc., the Mecklenburg County Council of the Boy Scouts of America, the Carolinas Healthcare System and St. Andrews School. Mr. Belk is the brother of H.W. McKay Belk and John R. Belk.

Mr. Belk has 30 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other companies and leadership of non-profit organizations provides him with broad experience on governance issues.

Erskine B. Bowles
Age 65
Nominee for Director Beginning in 2011

Mr. Bowles has been President Emeritus of the University of North Carolina since January 2011, Senior Advisor to Carousel Capital since 2002, and Co-Chair of the National Commission on Fiscal Responsibility and Reform since February 2010. Mr. Bowles was President of the University of North Carolina from 2006 to 2010, and previously served as United Nations Under Secretary General, Special Envoy for Tsunami Recovery from March

2005 to August 2005. From 1999 until 2001, he was managing Director of Carousel Capital and partner of Forstmann Little & Co., and from 1996 until 1998, he served as White House Chief of Staff under President Clinton. Mr. Bowles is currently a director of Morgan Stanley, Cousins Properties Incorporated and Norfolk Southern Corporation. He was formerly a director of General Motors, North Carolina Mutual Life Insurance Company, Merck & Co., Inc., VF Corporation, First Union Corporation, Wachovia Corporation and Krispy Kreme Doughnut Corporation.

Mr. Bowles has broad leadership experience in the public and private sectors with specific expertise in investment banking and financial management. His extensive service as a public company director provides him with broad experience on a wide range of corporate governance issues.

John L. Townsend, III
Age 55
Director Since 2005

Mr. Townsend has been Managing Partner and Chief Operating Officer of Tiger Management LLC, an investment management business, since 2010. From 2002 until 2010, he was a private investor. Mr. Townsend was employed by Goldman, Sachs & Co. from 1987 until his retirement as an Advisory Director in 2002. Prior to his retirement, Mr. Townsend served as a Managing Director and General Partner of Goldman Sachs with responsibility for a variety of businesses within the Investment Banking division. Mr. Townsend currently serves as a Director of International Paper Company, Chairman of the Townsend Family Foundation and a member of the Riverstone Group, a private investment fund. He also serves as Chairman of the Board of Trustees of Episcopal High School and is a member of the Board of Trustees of the University of North Carolina — Chapel Hill, the Board of Directors of the University of North Carolina Investment Fund, Inc., the Board of Visitors of the Kenan-Flagler Business School of the University of North Carolina, the Investment Committee of the Smith Richardson Foundation and the Boards of Trustees of Greenwich Hospital, the Grand Teton National Park Foundation and the US Ski and Snowboard Team Foundation.

Mr. Townsend has significant experience in investment banking and financial management and broad leadership experience in the public and private sectors. His service as a director for other companies and organizations provides him with broad experience on governance issues.

Incumbent Directors

Class II Directors — Term Expiring 2012

H.W. McKay Belk
Age 54
Director Since 1998

Mr. Belk has been our Vice Chairman since August 2010. He served as President and Chief Merchandising Officer from May 2004 until August 2010 and as President, Merchandising, Marketing and Merchandise Planning from May 1998 until May 2004. He served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since June 1979. Mr. Belk is currently a

Director, Chair of the Audit Committee and member of the Compensation Committee of Coca-Cola Bottling Co. Consolidated and a Director, Chair of the Compensation Committee and member of the Audit Committee of BeechTree Labs, Inc. He is a past Director of the North Carolina Chamber of Commerce, past Chairman of the Charlotte Chamber of Commerce and past member of the Board of Trustees of Charlotte Latin School. Mr. Belk currently serves on the Board of Trustees of the Crossnore School. Mr. Belk is the brother of Thomas M. Belk, Jr. and John R. Belk.

Mr. Belk has over 30 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other companies and leadership of non-profit organizations provides him with broad experience on governance issues.

Thomas C. Nelson
Age 48
Director Since 2003

Mr. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley and Co. and in the United States Defense Department as Assistant to the Secretary and White House Fellow. He also serves as a Director of Yum! Brands, Inc.

Mr. Nelson has significant leadership experience as a chief executive officer and chairman of a company. He also has experience in investment banking and private equity investing. His service as a director for other public and private companies provides him with broad experience on governance issues.

John R. Thompson
Age 59
Director Since 2006

Mr. Thompson is Senior Vice President and General Manager of BestBuy.com, a subsidiary of Best Buy Co., Inc., a retailer of consumer electronics, home-office equipment, entertainment software and major appliances. Mr. Thompson joined Best Buy in April 2001 as Senior Vice President of Supply Chain and Business Systems. From February 1995 to March 2001, he was Chief Information Officer and Senior Vice President for Customer

Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. From February 1993 to February 1995, Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. From 2004 to 2008, he served on the Board of Directors of Wendy’s/Arby’s International, Inc. Mr. Thompson currently serves on the Board of Directors of Best Buy Children’s Foundation, Voluntary Inter-Industry Commerce Standards (VICS), and the Urban Ventures Leadership Foundation and as a trustee of the Walker Art Museum and Cristo Rey Jesuit High Schools Network.

Mr. Thompson has broad leadership experience in several retail businesses, as well as experience in eCommerce, retail distribution and logistics. His service as a director for other companies and non-profit organizations also provides him with broad experience on governance issues.

Class III Directors — Term Expiring 2013

John R. Belk
Age 52
Director Since 1998

Mr. Belk has been our President and Chief Operating Officer since May 2004 and is an officer and Director of various Belk subsidiaries. He served as President, Finance, Systems and Operations from May 1998 until May 2004. He also served as an officer and Director of most of the Belk Companies until May 1998 and has been employed in the Belk retail organization in various positions since 1986. Mr. Belk served on the Boards of Directors of

Alltel Corporation from 1996 to 2007 and the Bank of America Corporation from 2001 to 2004. He currently serves on the Board of Directors of Ruddick Corporation and is Past Chairman of the Board and a current Trustee of Novant Health, Inc. Mr. Belk is the brother of Thomas M. Belk, Jr. and H.W. McKay Belk.

Mr. Belk has 25 years of business experience in the retail sector and has a unique insight into our business. His service as a director for other public companies also provides him with broad experience on governance issues.

Jerri L. DeVard
Age 52
Director Since 2010

Since January 2011, Ms. DeVard has been Executive Vice President of Marketing and Communications for Nokia. From 2007 to 2010, Ms. DeVard was Principal of DeVard Marketing Group, a firm that specializes in advertising, branding, communications, and traditional/digital/multicultural marketing strategies. Prior to forming DeVard Marketing Group, Ms. DeVard served as the Senior Vice President of Marketing of Verizon

Communications, Inc., a provider of communications services, from 2005 until 2007 and as the Senior Vice President, Marketing Communications and Brand Management from 2003 until 2005. Prior to 2003, she held a variety of positions, including the Chief Marketing Officer of the e-Consumer business at Citibank N.A.; Vice President of Marketing for Revlon Inc.’s Color Cosmetics; Vice President of Marketing for Harrah’s Entertainment; Director of Marketing for the NFL’s Minnesota Vikings; and several brand management positions at the Pillsbury Company. Ms. DeVard serves as a member of the PepsiCo African American Advisory Board and as Vice Chair of the Spelman College Board of Trustees. From 2004 until 2006, she served as a director of Tommy Hilfiger Corporation.

Ms. DeVard brings many years of significant marketing and leadership experience to our Board. Her leadership and service as a director for other companies also provides her with broad experience on governance issues.

Elizabeth Valk Long
Age 61
Director Since 2004

Ms. Long was an Executive Vice President of Time Inc., a subsidiary of Time Warner, from May 1995 until her retirement in August 2001. She was the first woman to hold the position of publisher at Time Inc., serving in that capacity for Life, People and Time magazines. From 2002 until 2006, she served as a director of Jefferson Pilot Corporation, and she currently serves on the Boards of Directors of Steelcase Corporation and J.M. Smucker Company. She

is also a trustee of St. Timothy’s School in Maryland.

Ms. Long brings many years of leadership experience to our Board. Her service as a director for other public companies also provides her with broad experience on governance.

Corporate Governance

Meetings of Directors and Attendance at Annual Meeting

During fiscal year 2011, the Board held five meetings. All of the Directors attended at least 75% of all of the meetings of the Board and the committees on which they served.

Our policy is that all Directors serving at the time of the Annual Meeting of Stockholders are expected to attend the meeting in the absence of a compelling reason. At the Annual Meeting held in May 2010, all but two of the nine Directors then serving attended the meeting.

Code of Ethics

The Board has adopted a Code of Ethics that applies to our senior executive and financial officers. This Code reflects Belk’s long-standing commitment to conduct business in accordance with the highest ethical principles. A copy of the Code was filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is available for review on the Corporate Governance page of our website at www.belk.com.

Mandatory Retirement for Directors

No Director may stand for election or re-election after the Director’s 70th birthday. Any Director who turns age 70 while serving as a Director may continue to serve as a Director for the remainder of his or her current term.

Communications with the Board

Any stockholder who wishes to communicate directly with the Board may do so by writing to Belk, Inc. Board, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. At each Board meeting, the Corporate Secretary will present a summary of any communications received since the last meeting (excluding any communications that consist of advertising, solicitations or promotions of a product or service), and will make the communications available to the Directors upon request.

Independence of Directors

We refer to the applicable listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) in determining the independence of our Directors. Our Board has determined that Messrs. Glenn, Nelson, Thompson and Townsend and Mses. DeVard and Long are considered independent Directors in accordance with Nasdaq listing standards. In addition, if elected, we expect that Mr. Bowles will be an independent Director.

Board Leadership Structure and Role in Risk Oversight

Thomas M. Belk, Jr. currently serves as both Chairman of the Board and Chief Executive Officer for our company. We believe that combining the roles of chairman and chief executive officer is the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. As a member of the founding family and a significant stockholder and with 30 years of service to Belk, we believe Mr. Belk is the appropriate person to lead both our Board and the management of our business. Our Bylaws also provide that the roles of Chairman of the Board and Chief Executive Officer be held by one person.

To further strengthen our corporate governance structure and provide independent oversight of our company, six of our nine Directors, or two-thirds of our Board, are independent Directors. In addition, all of the Directors on the Audit Committee and the Compensation Committee, and two of the three members of the Nominating and Corporate Governance Committee are independent Directors. Each of these committees is led by a committee chair. The committee chairs set the agendas for their committees and report to the full Board on their work. We do not have a lead director, but our Corporate Governance Guidelines provide that independent Directors will meet in executive session without management present as frequently as they deem appropriate, typically at the time of each regular Board meeting. The chairs of the Audit Committee and the Compensation Committee rotate as presiding Director.

We believe that having a combined Chairman and Chief Executive Officer and a Board with a majority of independent Directors who meet regularly in executive session provides the best form of leadership for us and the Board. We have a single leader for our Company, and he is seen by our employees, customers, business partners, stockholders and other stakeholders as providing strong leadership for the Company, both in our industry and in the communities in which we operate.

While our Board is responsible for overseeing our risk management, Company management is charged with managing risk. The Board delegates many of its oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for discussing with management any significant contingencies, risks or exposures and steps that management has taken to minimize such contingencies, risks and exposures. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that we are facing and how these risks are being managed, and the Board receives reports on risk management from our senior officers and from the chair of the Audit Committee. The Board believes that the work undertaken by the Audit Committee, together with the work of the full Board, enables the Board to effectively oversee our risk management function.

Committees of the Board

The Board has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Executive Committee

The current members of the Executive Committee are Thomas M. Belk, Jr., H.W. McKay Belk and John R. Belk. During fiscal year 2011, the Executive Committee held no formal meetings but took various actions by written consent.

The Executive Committee possesses all of the powers of the Board, except the power to authorize the issuance of stock, approve mergers, declare dividends and certain other powers specifically reserved under the Delaware General Corporation Law to the Board. The Executive Committee may exercise such additional authority as may be prescribed from time to time by resolution of the Board. The Executive Committee is expected to act in circumstances where it is not feasible or is impractical to obtain full Board action or as otherwise directed by the Board.

Audit Committee

The current members of the Audit Committee are Jerri L. DeVard, J. Kirk Glenn, Jr., Thomas C. Nelson and John L. Townsend, III, all of whom are independent Directors in accordance with Nasdaq listing standards. Mr. Nelson is the Chairman of the Audit Committee. The Board has determined that Mr. Nelson is an audit committee financial expert within the meaning of Securities and Exchange Commission regulations. During fiscal year 2011, the Audit Committee held four meetings.

The Audit Committee’s primary responsibilities include overseeing the process for preparation of our financial reports; having direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants; considering the range of audit and non-audit services to be provided by the independent registered public accountants; reviewing with the independent registered public accountants the plans and results of the audit engagement; reviewing the independence of the independent registered public accountants; and reviewing the internal and external audit findings and comments concerning internal controls and making recommendations to management.

The Audit Committee has adopted a charter, which was last amended in April 2011. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com.

Audit Committee Report

The Audit Committee Charter provides that the Committee will oversee and monitor the integrity of Belk’s internal controls, financial reporting, and internal and external audits. Management is responsible for the preparation, presentation and integrity of Belk’s consolidated financial statements. The independent registered public accountants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and for issuing a report expressing their opinion on those statements. The Audit Committee is responsible for monitoring and overseeing these processes.

In connection with these responsibilities, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management and with Belk’s independent registered public accountants, KPMG LLP;

•	discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect; and

•	discussed with the independent registered public accountants the accountants’ independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended January 29, 2011 be included in Belk’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

Thomas C. Nelson, Chairman
Jerri L. DeVard
J. Kirk Glenn, Jr.
John L. Townsend, III

Compensation Committee

The current members of the Compensation Committee are J. Kirk Glenn, Jr., Elizabeth Valk Long and John R. Thompson. Ms. Long is the Chairman of the Committee. The Compensation Committee is composed entirely of independent Directors, as defined under the Nasdaq listing standards. Each of the members also satisfies the definition of “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). During fiscal year 2011, the Compensation Committee held five meetings.

The Compensation Committee has adopted a charter, which was last amended in April 2010. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Compensation Committee’s primary responsibilities include reviewing and approving compensation for our Chief Executive Officer and other executive officers, reviewing and approving our compensation plans for Directors, senior executives and other officers and establishing the performance goals on which our compensation plans are based. The Committee’s processes and procedures for the consideration of executive compensation are described in the Compensation Discussion and Analysis.

Compensation Committee Report

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for our executive officers, reviewing and approving our compensation plans for our executive officers, establishing the performance goals on which our compensation plans are based and setting the overall compensation principles that guide its decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on the review and the discussions with management, the

Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the 2011 proxy statement for filing with the Securities and Exchange Commission.

Elizabeth Valk Long, Chairman
J. Kirk Glenn, Jr.
John R. Thompson

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are John R. Belk, John R. Thompson and John L. Townsend, III. Mr. Thompson and Mr. Townsend are independent Directors in accordance with Nasdaq listing standards. Mr. Townsend is the Chairman of the Nominating and Corporate Governance Committee. During fiscal year 2011, the Nominating and Corporate Governance Committee held three meetings.

The Nominating and Corporate Governance Committee adopted a charter in December 2009. A copy of the charter is available on the Corporate Governance page of our website at www.belk.com. The Nominating and Corporate Governance Committee’s primary responsibilities include identifying individuals qualified to become Board members and recommending director nominees to the Board prior to each annual meeting of stockholders, and matters concerning corporate governance practices.

Selection of Nominees for Director

The Board has the responsibility for reviewing and recommending nominees for membership on the Board, and the Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending nominees for membership on the Board.

Board nominees are considered based upon various criteria. Nominees must have integrity, accountability, judgment and perspective. In addition, nominees are chosen based on their leadership and business experience, as well as their ability to contribute toward governance, oversight and strategic decision-making. While we have not adopted a formal policy regarding the diversity of our Board, the Nominating and Corporate Governance Committee considers the diversity of experience, qualifications, attributes and skills that a potential nominee would bring to the Board in identifying nominees for Director.

The Nominating and Corporate Governance Committee is responsible for recommending nominees for election to the Board at each Annual Meeting and for identifying one or more nominees to fill any vacancies that may occur on the Board. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for Director. Nominees may come to the attention of the Nominating and Corporate Governance Committee through current Board members, stockholders or other persons. The Nominating and Corporate Governance Committee may also engage third party search firms experienced in identifying qualified Board candidates to assist in identifying potential nominees. Evaluations of prospective nominees typically include a review of the nominee’s background and qualifications by the Nominating Committee, interviews with the Nominating Committee as a whole, with one or more members of the Nominating Committee, or with one or more other Board members, and discussions of the Nominating Committee and the full Board. The Nominating Committee then recommends nominees to the full Board, with the full Board selecting the nominees to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.

The Board will consider candidates recommended by stockholders, and any stockholder who wishes to recommend a person to be considered for nomination by the Board may do so by submitting the candidate’s name and qualifications in writing to Belk, Inc. Board, c/o Corporate Secretary, 2801 West Tyvola Road, Charlotte, North Carolina 28217. Stockholders may directly nominate persons for Director in accordance with the provisions of our Certificate of Incorporation, a copy of which is on file with the Securities and Exchange Commission.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of Class A and Class B Common Stock as of April 8, 2011 held by:

•	each of the Directors and nominees for Director;

•	the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers, calculated in accordance with SEC rules and regulations, during fiscal year 2011;

•	all Directors and executive officers as a group; and

•	each stockholder that holds more than 5% of the outstanding shares of our Class A and Class B Common Stock:

	Shares of Class A			Shares of Class B
	Common Stock		Percent of	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class(2)	Beneficially Owned(1)		Class(3)

Directors and Executive Officers:
Thomas M. Belk, Jr.	3,657,947	(4)	8.1	37,394	(5)	3.3
H.W. McKay Belk	3,222,899	(6)	7.1	18,628	(7)	1.7
John R. Belk	3,775,088	(8)	8.3	43,673	(9)	3.9
Erskine B. Bowles	—		*	—		*
Jerri L. DeVard	—		*	3,462		*
J. Kirk Glenn, Jr.	3,704,053	(10)	8.2	16,664		1.5
Thomas C. Nelson	—		*	16,664		1.5
Elizabeth Valk Long	—		*	15,664		1.4
John L. Townsend, III	—		*	14,664		1.3
John R. Thompson	—		*	13,664		1.2
Ralph A. Pitts	—		*	28,892		2.6
Brian T. Marley	—		*	99,469		8.9
All Directors and executive officers as a group (13 persons)	9,913,923		21.8	318,855		28.4
Other Five Percent Stockholders:
John M. Belk 1999 Grantor Trust	10,533,346	(11)	23.2	—		*
Sarah Belk Gambrell	9,675,810	(12)	21.3	—		*
Katherine McKay Belk	5,212,789	(13)	11.5	95,802	(14)	8.5
Katherine Belk Morris	4,879,318	(15)	10.7	—		*
B. Frank Matthews, II	2,762,774	(16)	6.1	3,000		*

*	Beneficial ownership represents less than 1% of the applicable class of Belk’s outstanding common stock.

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named above have sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown as being beneficially owned by them.

(2)	45,408,268 shares of Class A Common Stock were outstanding as of April 8, 2011.

(3)	1,122,221 shares of Class B Common Stock were outstanding as of April 8, 2011.

(4)	Includes:

•	195,658 shares held by Thomas M. Belk, Jr. Grantor Retained Annuity Trust dated January 27, 2006.

•	192,307 shares held by Thomas M. Belk,, Jr. Grantor Retained Annuity Trust dated 12/17/2010.

•	110,537 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	1,592 shares held by Sarah F. Belk, his wife, and 32,403 shares held by Sarah Fortune Belk Revocable Trust dated 12-11-07. His wife is the trustee.

•	140,535 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Voting and investment power is shared by Adelaide Lucinda Fortune Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees.

•	137,574 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Voting and investment power is shared by Thomas M. Belk, III, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wells Fargo Bank, N.A., co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	423,435 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	133,543 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

(5)	Includes:

•	936 shares held by Thomas M. Belk, Jr. as custodian for his minor children.

•	312 shares held by Adelaide Lucinda Fortune Belk Irrevocable Trust dated August 23, 2010. Voting and investment power is shared by Adelaide Lucinda Fortune Belk, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees.

•	3,273 shares held by Thomas M. Belk, III Irrevocable Trust dated September 7, 2010. Voting and investment power is shared by Thomas M. Belk, III, Thomas M. Belk, Jr. and Sarah F. Belk, the trustees.

(6)	Includes:

•	188,373 shares held by H.W. McKay Belk Grantor Retained Annuity Trust dated June 16, 2006.

•	105,770 shares held by H.W. McKay Belk 2010 Grantor Retained Annuity Trust.

•	42,045 shares held by H.W. McKay Belk as custodian for his minor children.

•	137,751 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	137,793 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	1,592 shares held by Nina F. Belk, his wife.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wells Fargo Bank, N.A., co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	423,435 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	133,543 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

(7)	Includes:

•	2,632 shares held by H.W. McKay Belk as custodian for his minor children.

•	7,998 shares held by Katherine Whitner Belk Irrevocable Trust dated April 9, 2008. Voting and investment power is shared by Katherine Whitner Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

•	7,998 shares held by Nina Cabell Belk Irrevocable Trust dated April 4, 2008. Voting and investment power is shared by Nina Cabell Belk, Nina Ferguson Belk and H.W. McKay Belk, the trustees.

(8)	Includes:

•	195,339 shares held by John R. Belk Grantor Retained Annuity Trust dated January 23, 2006.

•	252,100 shares held by John R. Belk Grantor Annuity Trust dated October 12, 2009.

•	192,308 shares held by John R. Belk Grantor Annuity Trust dated October 22, 2010.

•	152,992 shares held by John R. Belk as custodian for his minor children.

•	1,592 shares held by Kimberly Dupree Belk, his wife, and 207,592 shares held by Kimberly Dupree Belk Revocable Trust dated July 27, 2007. His wife is the trustee.

•	178,897 shares held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. Voting and investment power is shared by Anna Dupree Belk, John R. Belk and Kimberly D. Belk, the trustees.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wells Fargo Bank, N.A., co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	423,435 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	133,543 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

182,336 of these shares are subject to pledge.

(9)	Includes:

•	5,606 shares held by John R. Belk as custodian for his minor children.

•	18,700 shares are held by Anna Dupree Belk Irrevocable Trust dated May 28, 2010. Voting and investment power is shared by Anna Dupree Belk, John R. Belk and Kimberly D. Belk, the trustees.

(10)	Includes:

•	871 shares held by Madlon C. Glenn, his wife.

•	909,119 shares are held by J. Kirk Glenn, Jr., Trustee of the Sara Stevens Glenn Revocable Living Trust Agreement Dated 12/30/03.

•	1,426,410 shares held by Bank of America, N.A., Successor Trustee Daisy Belk Mattox Trustee Under Will Dtd 12/22/52, Modified 01/25/10. Voting power is vested in Bank of America, N.A., Successor Trustee, and investment power is vested in J. Kirk Glenn, Jr., Special Trustee.

•	979,479 shares held by John Belk Stevens Trust U/W ITEM III, Section C f/b/o James Kirk Glenn, Jr. Voting and investment power is vested in J. Kirk Glenn, Jr., the trustee.

(11)	Includes:

•	2,079,910 shares held by Montgomery Investment Company, a corporation owned by John M. Belk 1999 Grantor Trust as the majority shareholder and Mary Claudia Belk Irrevocable Trust dated 1/4/94. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wells Fargo Bank, N.A., co-trustees of the John M. Belk 1999 Grantor Trust and Claudia W. Belk, trustee of Mary Claudia Belk Irrevocable Trust dated 1/4/94.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wells Fargo Bank, N.A., co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

John M. Belk 1999 Grantor Trust’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(12)	Includes:

•	1,140,080 shares held in several trusts established by the Will of W.H. Belk for the benefit of his children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

•	1,436,385 shares held in several trusts established by the Will of Mary I. Belk for the benefit of her children. Voting and investment power of the trusts for John M. Belk and Thomas M. Belk is shared by Sarah Belk Gambrell and Henderson Belk. Voting and investment power of the trusts for Sarah Belk Gambrell, W.H. Belk, Jr. and Henderson Belk is shared by Sarah Belk Gambrell, Henderson Belk and Irwin Belk.

Sarah Belk Gambrell’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(13)	Includes:

•	349,230 shares held by Katherine McKay Belk Cook Charitable Remainder Unitrust dated 11/1/02. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	576,923 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Eight dated April 26, 2010. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	576,923 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Nine dated April 26, 2010. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	769,231 shares held by Katherine McKay Belk Grantor Retained Annuity Trust Number Ten dated April 26, 2010. Voting and investment power is vested in Katherine McKay Belk, the trustee.

•	686,580 shares held as custodian for her minor grandchildren.

•	100 shares held by James Fielder Cook (deceased), her husband.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wells Fargo Bank, N.A., co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	133,543 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

Katherine McKay Belk’s address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(14)	Includes:

•	95,802 shares held as custodian for her minor grandchildren.

(15)	Includes:

•	343,141 shares held by Katherine B. Morris Grantor Retained Annuity Trust dated September 8, 2004.

•	20,926 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number One dated May 27, 2008.

•	26,171 shares held by Katherine Belk Morris 2008 Grantor Retained Annuity Trust Number Two dated May 27, 2008.

•	38,462 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number One dated August 30, 2010

•	38,462 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Two dated August 30, 2010

•	38,462 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Three dated August 30, 2010

•	38,462 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Four dated August 30, 2010

•	38,462 shares held by Katherine Belk Morris 2010 Grantor Retained Annuity Trust Number Five dated August 30, 2010

•	184,904 shares held by Miss Katherine Belk Morris Irrevocable Trust dated January 10, 2003. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	184,902 shares held by Rebecca Price Morris Irrevocable Trust dated January 6, 2009. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees

•	184,904 shares held by Charles Walker Morris, Jr. Irrevocable Trust dated May 25, 2005. Voting and investment power is shared by Katherine Belk Morris and her husband, Charles Walker Morris, the trustees.

•	35,506 shares held by Charles Walker Morris Revocable Trust dated September 8, 2004. Her husband is the trustee.

•	1,221,842 shares held by Brothers Investment Company, a corporation equally owned by John M. Belk 1999 Grantor Trust and the heirs of Thomas M. Belk. Voting and investment power is shared by Susan N. Jamison, Katherine Belk Morris and Wells Fargo Bank, N.A., co-trustees of the John M. Belk 1999 Grantor Trust and Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, heirs of Thomas M. Belk.

•	444,212 shares held by Milburn Investment Company. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	423,435 shares held by Katherine McKay Belk Irrevocable Trust dated November 6, 2000. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris, the trustees.

•	133,543 shares held by Katherine and Thomas Belk Foundation, Inc. Voting and investment power is shared by Katherine McKay Belk, Thomas M. Belk, Jr., H.W. McKay Belk, John R. Belk and Katherine Belk Morris.

•	703,863 shares held by Mary Claudia Belk Irrevocable Trust dated January 22, 1999. Voting and investment power is shared by Mary Claudia Belk, Katherine Belk Morris, Susan N. Jamison and Wells Fargo Bank, N.A., the trustees.

Katherine Belk Morris’ address is 2801 West Tyvola Road, Charlotte, North Carolina 28217.

(16)	Includes:

•	166,707 shares held by First Union National Bank of N.C., B. Frank Matthews, II and Annabelle Z. Royster, co-trustees under the Will of J.H. Matthews, Jr. The co-trustees have voting and investment powers.

•	500 shares held by Betty C. Matthews, his wife.

•	66,141 shares held by Robinson Investment Company; 435,131 shares held by Matthews Group Limited Partnership; 205,933 shares held by Elizabeth Matthews Welton Family Limited Partnership Phase II; and 1,886,100 shares held by the David Belk Cannon Foundation.

B. Frank Matthews, II’s address is P.O. Box 3737, Gastonia, North Carolina 28054.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the fiscal year 2011 compensation program for our Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers for fiscal year 2011, calculated in accordance with SEC rules and regulations (collectively, the “NEOs”). It includes information regarding, among other things, the overall objectives and operation of our compensation program and each of its elements. Additionally, this CD&A discusses the role of the Compensation Committee (the “Committee”) in the governance and decision making associated with our executive compensation program.

Our NEOs for fiscal year 2011 are as follows:

•	Thomas M. Belk, Jr. — Chairman of the Board, Chief Executive Officer and Director (“CEO”);

•	Brian T. Marley — Executive Vice President and Chief Financial Officer (“CFO”);

•	John R. Belk — President, Chief Operating Officer and Director;

•	Kathryn Bufano — President and Chief Merchandising Officer; and

•	Ralph A. Pitts — Executive Vice President, General Counsel and Secretary.

Executive Summary

Fiscal Year 2011 Business Performance

In fiscal year 2011, the Company outperformed many of its key competitors and well exceeded its performance goals in both sales and profitability. Comparable store sales increased from fiscal year 2010 by 5.1%, with net revenues climbing 5% to $3.51 billion. Net income increased 90.1% from $67.1 million to $127.6 million. This performance, coupled with the fact that fiscal 2010 executive compensation was reduced due to the suspension of the Executive Long Term Incentive Plan and reduction of awards under the Annual Incentive Plan, resulted in substantial year over year compensation increases for our NEOs.

Summary of Key Compensation Decisions for 2011

The key compensation actions taken by the Committee are listed below.

•	Merit-Based Salary Increases. Merit-based salary increases were reinstated for fiscal year 2011 for all associates, including the NEOs, on average at 3% for our Company as a whole. No merit increases were made in fiscal year 2010.

•	Fiscal Year 2011 Annual Incentive Plan Award Opportunity. Fiscal year 2011 awards under the Annual Incentive Plan were based on earnings before interest and taxes (“EBIT”) and sales achievement compared to our overall annual financial plan. The Committee approved the specific achievement level scale for each measure as well as an “overperformance” opportunity (the overperformance award) that would reward exceptional performance. For fiscal year 2011, we exceeded our EBIT and sales targets, and each NEO earned an award in excess of target. Based on our sales achievement, each NEO also earned a sales overperformance award of 1.1% of base salary.

•	2011 to 2013 Stretch Incentive Plan. In August 2010, the Committee and the Board adopted the 2011 to 2013 Stretch Incentive Plan (the “SIP”), a special performance-based long-term incentive plan designed to further encourage retention of our senior executives and reward achievement of challenging performance goals tied to the success of our strategic initiatives. The SIP contributes to our goal of placing more weight on performance based pay. The SIP has a cumulative EBIT goal and a cumulative sales goal. The SIP award will be denominated in cash and, if earned, settled in shares of Class B Common Stock. One-half of any SIP award earned will be granted after the end of fiscal year 2013, and the other half will be granted after the end of fiscal year 2014.

•	Fiscal Year 2011 Executive Long-Term Incentive (“LTI”) Plan. The Committee reinstated the LTI Plan for fiscal year 2011. Fiscal year 2011 awards were based upon performance goals of sales, EBIT as a percentage of sales and return on invested capital (“ROIC”). We exceeded our sales, EBIT percentage and ROIC targets for fiscal year 2011, and each NEO earned an award in excess of target. The LTI Plan was suspended in fiscal year 2010, and no awards were made for fiscal year 2010.

•	CFO Incentive Plan. For fiscal year 2011, we exceeded the EBIT target under the CFO Incentive Plan, and Mr. Marley earned an award under the plan. In addition, pursuant to the “catch up” mechanism in the plan, awards for fiscal years 2008 and 2009 were earned by Mr. Marley because the cumulative EBIT target for the five fiscal year period from 2007 through 2011 was achieved.

Compensation and Governance Practices

We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our stockholders by tying a significant portion of pay to Company performance. Other compensation and governance practices that support these principles, each of which is described in more detail in this CD&A, include the following:

•	We do not have employment agreements with any of our executive officers.

•	We do not have a separate change in control or severance agreement with any of our executive officers.

•	Our compensation practices provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	We have stock ownership guidelines for our executive officers, including a target ownership of at least two times annual base salary for the NEOs.

Compensation Committee Overview

Charter. The Committee operates under the terms of a written charter, most recently amended by the Board in April 2010. The duties, responsibilities, and procedures of the Committee are governed by this charter. A copy of the charter is available at www.belk.com.

Scope of Authority. The Committee is responsible for reviewing and approving the compensation paid to our executive officers. The Committee sets our equity grant policies, administers our compensation plans and reviews and makes recommendations with respect to underlying compensation plan design. Additionally, the Committee recommends for Board approval the compensation for our non-employee Directors. The Committee Chair reports regularly to the Board.

Independence of Directors. The Committee consists of three Directors, all of whom are independent within the meaning of applicable regulations. Additionally, each member of the Committee is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our current Committee members are Elizabeth Valk Long, who is the Committee Chair, J. Kirk Glenn, Jr. and John R. Thompson.

Engagement of Independent Compensation Consultant. In accordance with its charter, the Committee has the authority to engage compensation consultants. In early fiscal year 2011, the Committee engaged Ira T. Kay & Company as its independent compensation consultant. In July 2010, Mr. Kay joined others in forming Pay Governance LLC (“Pay Governance”), and Pay Governance became the Committee’s independent compensation consultant. Pay Governance provides no other services to us. In fiscal year 2011, Pay Governance provided the following services to the Committee:

•	data and insights with respect to plan design for our executive and director compensation programs to be fair, reasonable and consistent with our compensation objectives and policies;

•	considerations with respect to and preparation of comparator data; and

•	review and comment on the CD&A.

Although the Committee considers the advice it receives from its consultant, the Committee is responsible for making final decisions as to the amount and form of compensation and the performance targets under our incentive compensation plans.

Management Participation in Meetings. Members of management are regularly invited to participate in Committee meetings. Our CEO, Executive Vice President-Human Resources, and Vice President Compensation and Benefits attend Committee meetings regularly. Our Chief Financial Officer and General Counsel also frequently participate. Management’s role is to provide input and analysis for the Committee’s discussions. Although management makes recommendations with respect to compensation, the final determination for executive and Director compensation rests with the Committee.

Executive Sessions. The Committee meets in executive session from time to time in which only the Committee members participate. The executive sessions generally focus on setting our CEO’s compensation and performance goals and reviewing his performance each year and may include the Committee’s independent compensation consultant.

Executive Compensation Guiding Principles

Our executive compensation program is designed to provide a rational, consistent and fair reward system. In making its decisions, the Committee takes into account our financial condition, the interests of our stockholders and the need to compensate individuals competitively and fairly for their contributions to Belk. The compensation principles used to guide the Committee’s decisions for fiscal year 2011 are as follows:

Component	Executive Compensation Guiding Principles

Business and Stockholder Alignment	• Compensation is used to retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success.

•   Incentive arrangements in particular are intended to create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Performance Focus	• We compensate our executives for performance versus our overall financial plans. We use measurable objectives for our NEOs and all other executives.

•   Awards delivered by our compensation plans reflect two key performance standards: achievement of our strategic, financial and operational goals; and individual contribution to our strategic growth and short- and long-term success.

•   Performance goals focus on measures that drive organizational financial success and stockholder value creation such as return on invested capital, earnings before interest and taxes, and sales. Successful achievement is determined against our overall financial plans.

• The performance measures, goals and payout opportunities are reviewed and, as appropriate, updated each year.

Comparability to Peers	• We consider the talent marketplace and competitive landscape in establishing a basis for fair compensation.
• Compensation levels are compared to publicly traded department store retailers, employers in the retail industry and general industry employers.
• Compensation design may include comparison to similarly performing peers in other industries.

Component	Executive Compensation Guiding Principles

• General compensation practices are evaluated in comparison to retailer and general industry peers.

Elements of Rewards and Pay Positioning
•   Our compensation opportunities generally include base salary, cash and equity incentive plans, and special circumstance incentive arrangements that promote retention and reward truly outstanding performance.

•   To retain and attract the necessary management talent, compensation generally is positioned at the market median. However, top performing executives may earn total pay opportunities up to the top quartile of the competitive market.

• While incentive plan targets are set at median, actual payouts may be above or below the median depending upon company performance and stock value fluctuations.
• Compensation is considered as only one element of the larger employee value proposition that we offer.

Variable Pay	• Our executives’ total compensation package emphasizes variable incentive pay.
• Typically, 55% to 75% of the total pay opportunity for NEOs is delivered through awards earned under our performance-based incentive compensation plans.

Comparator Data

To assist in establishing appropriate compensation levels, the Committee selects a group of comparator companies and asks its consultant to compile applicable proxy compensation data for those companies. The Committee also asks the consultant to provide relevant published survey data with respect to compensation levels. The data gathered is intended to inform the Committee’s decision making. The data is also evaluated in light of our strategic and talent management objectives. The comparator data is only one of several factors considered by the Committee in making compensation decisions. The Committee assigns no particular weight to the comparator data.

In selecting comparator companies, the Committee noted that Belk has a unique regional focus, ownership structure and size, and that there are no other public companies that share these particular characteristics. As a result, the selection of companies for the comparator group was based on an assessment of various retail companies, including some national department stores and retailers, as competitors for both executive talent and customers. Market area and similarity in business model were also considered in determining the comparator group. For fiscal year 2011, the Committee chose to examine proxy data from the following companies: Abercrombie & Fitch Co., Aeropostale Inc., American Eagle Outfitters Inc., AnnTaylor Stores Corporation, Bed Bath & Beyond Inc., Bon-Ton Stores, Inc., Dillard’s, Inc., GAP, Inc., J.C. Penney Company, Inc., Kohl’s Corporation, Limited Brands, Inc., Macy’s Inc., Nordstrom Inc., Saks Inc., The Talbots Inc., The TJX Companies, Inc. and Williams Sonoma Inc.

The Committee also reviewed data from published surveys of Towers Watson, Mercer Human Resources Consulting, Hay Group and Hewitt Associates. These data reference sources were chosen because of the Committee’s determination of their relevancy and fit with Belk.

Elements of Executive Compensation

In fiscal year 2011, our total executive compensation opportunity was delivered through base salary, cash incentive awards, equity incentive awards, and benefits and perquisites. We adopted a new, long-term stretch incentive plan in fiscal year 2011. In addition, for Mr. Marley, his compensation opportunity included a special incentive award program, the CFO Incentive Plan. Each element of executive compensation is described below.

Base Salary

Purpose. Base salary is intended to compensate the executive for the fulfillment of the regular duties and responsibilities associated with the job role.

How the Committee Determines Annual Salary Adjustments. The pay positioning for each NEO and annual salary adjustments take into account a number of factors, including internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. The Committee does not assign a particular weight to each factor.

Prior to the commencement of each fiscal year, the Committee reviews data from our comparator group, information provided by published surveys and salary increase trends for executive base pay. The CEO makes recommendations for the NEOs (other than himself) with respect to annual base salary adjustments. With respect to our CEO’s base salary increase, the Committee considers the same factors and determines an appropriate pay adjustment. The Committee makes the final determination for all base salary increases for the NEOs.

Individual performance evaluations are typically based on objectives specific to a position as determined at the beginning of the fiscal year by the CEO and each NEO. Company performance with respect to sales, margin, expense and EBIT are considered. Performance against non-statistical objectives is also included in a final performance assessment.

Base salary is one of the three elements of total direct compensation (“TDC”), comprised of base salary plus cash incentive plus equity incentive, for each of our NEOs. Base salary is the only element that is not variable incentive pay.

Outcome for Fiscal Year 2011. For fiscal year 2011, we provided merit increases that averaged 3% to our associates across the Company who were performing at an expected level. Based on the Committee’s assessments as described above and a review of the comparator data gathered, the Committee approved a 3% increase in the base salary of all of the NEOs with the exception of Ms. Bufano, who received an increase of 11.1% reflecting her promotion to President, Chief Merchandising Officer. The effective date of the fiscal year 2011 base salaries was March 21, 2010.

Cash Incentive Awards

We provide cash incentive awards to our NEOs under the Belk, Inc. Annual Incentive Plan (the “Annual Incentive Plan”) and the SIP.

Annual Incentive Plan

Purpose. The purpose of our Annual Incentive Plan is to reward achievement of EBIT and sales performance objectives, measured against predetermined fiscal year budgetary targets.

Plan Structure and Award Determination. The Belk, Inc. Annual Incentive Plan was approved by our stockholders at the 2005 Annual Meeting. Awards payable to NEOs under the Annual Incentive Plan are intended to be deductible under Section 162(m) of the Code.

Each participant has a target award opportunity expressed as a percentage of base salary. In addition, each participant has an assigned weighting for each performance measure. For the NEOs, the weighting is 60% EBIT and 40% sales. The Annual Incentive Plan provides that annual cash incentive awards will be paid only if at least 90% of the fiscal year EBIT target is achieved.

In calculating EBIT for compensation purposes, including the Annual Incentive Plan, SIP, LTI Plan and CFO Incentive Plan, we take net income calculated in accordance with US GAAP and add back income tax expense and net interest expense, then adjust for gains or losses on the sale of property and equipment; pension curtailment charge; impairment charges and other store closing costs. In calculating sales for compensation purposes, including the Annual Incentive Plan, SIP and LTI Plan, sales represents sales from our owned merchandise plus sales of our leased departments. This amount differs from the revenues reported on our statement of income, which represents sales of our owned merchandise, net revenue from our leased departments and revenues from our non-merchandise sales such as hair salons and gift wrap.

The plan also provides for an additional annual cash incentive award, which we call an overperformance award, if our EBIT performance equals or exceeds 105.1% of the fiscal year EBIT target or our sales performance equals or exceeds 102.1% of the fiscal year sales target. An achievement scale associated with each of the two measures is used to determine the overperformance award. The incentive award under the Annual Incentive Plan for NEOs is determined according to the following formula:

Annual Cash Incentive Award	=	(Base Salary x Target %)	x	(EBIT Achievement % x 60%) + (Sales Achievement % x 40%)	+	(Base Salary x (EBIT Achievement > 105.1% + Sales Achievement > 102.1%)

When EBIT achievement exceeds 105.1% of plan or sales achievement exceeds 102.1% of plan, an overperformance award is earned. The award is based on two independent sliding scales. The range of the overperformance award that can be earned is shown below:

EBIT Achievement as Compared to Target	Overperformance Award Earned (% of Base Salary)
105.1%	0.10%
108.0%	3.0%
110.0%	5.0%
Sales Achievement as Compared to Target	Overperformance Award Earned (% of Base Salary)
102.1%	0.17%
105.0%	5.0%

For purposes of this calculation, base salary for the NEOs is the annual base salary rate in effect on the 89th day after the beginning of the fiscal year. Awards are paid in cash. The maximum annual award payable under the Annual Incentive Plan to any participant for any fiscal year is $1,500,000.

Payouts from the Annual Incentive Plan are “at risk” and contribute to our goal of placing more weight on “at risk” pay.

Factors Considered in Performance Target Settings. Generally, the Committee sets the target level for EBIT and sales at the beginning of the fiscal year in accordance with our annual financial plan. In the past five years (fiscal year 2007 through fiscal year 2011), we have achieved performance in excess of the target level two times. The payout percentage over the past five years has been between approximately 0% and 152% of the participant’s target award opportunity, with an average payout percentage over the past five years of approximately 81% of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Factors Considered in the Individual Target Award Opportunity Determination. As part of the competitive assessment process described above for base salary determination, the Committee evaluates the individual annual cash incentive opportunity under the Annual Incentive Plan for our NEOs. As with base salary adjustments, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. Each NEO’s specific target opportunity is reviewed annually.

The fiscal year 2011 target opportunity as a percentage of base salary did not change from the fiscal year 2010 target opportunity for Messrs. Marley, John R. Belk and Pitts. The Committee determined to increase Mr. Thomas M. Belk’s fiscal year 2011 target opportunity from 75% to 100% of base salary in order to better align his target with the median of the comparator data considered by the Committee. Also, since Ms. Bufano first became a NEO in fiscal year 2011, the Committee set her target opportunity at 50% of base salary. The following table shows the target opportunity as a percentage of base salary for fiscal year 2011, as well as the corresponding dollar value at target:

	Target as a Percentage
Name	of Base Salary	Target Award

Thomas M. Belk, Jr.	100%	$900,098
Brian T. Marley	40%	$229,499
John R. Belk	60%	$474,143
Kathryn Bufano	50%	$300,000
Ralph A. Pitts	40%	$254,996

Applicable Performance Goal Determination. The performance measures and goals are set to align with our Board-approved annual financial budget. For fiscal year 2011, the Committee continued to believe that EBIT and sales were the appropriate performance measures. Target performance is set to correspond with EBIT and sales levels as determined in the annual budget.

Performance Goals. The target performance goals for fiscal year 2011, which were approved by the Committee on March 31, 2010, were set at $232.4 million for EBIT and $3.429 billion for sales. These were consistent with the annual budget amounts as approved by the Board early in fiscal year 2011.

Payout Determination. Awards are initially earned on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. After our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs.

Outcome for Fiscal Year 2011. We achieved $245.7 million in EBIT and $3.509 billion in sales in fiscal year 2011. Based on our performance, each NEO earned an award in excess of target. At the EBIT achievement of 105.7% of target, an EBIT overperformance award of 0.6% was earned. Sales achievement was 102.3% of target, which produced a sales overperformance award of 0.5% of base salary. The amounts earned by the NEOs under the Annual Incentive Plan for fiscal year 2011 are included in the non-equity incentive plan compensation column of the Summary Compensation Table for Fiscal Year 2011.

2011 to 2013 Stretch Incentive Plan

Purpose. The purpose of the SIP is to encourage retention of our senior executives and reward achievement of challenging performance goals tied to the success of our strategic initiatives. The Plan rewards achievement of EBIT and sales performance objectives over the period that begins on the first day of the third quarter of fiscal year 2011 and ends on the last day of fiscal year 2013, measured against the predetermined performance goals.

Plan Structure, Performance Goals and Award Determination. The SIP was adopted by the Committee and the Board on August 26, 2010. The SIP has two performance goals: cumulative EBIT and cumulative sales over the performance period, weighted equally at 50% for each goal.

The target award level is set at the participant’s fiscal year 2011 total target cash compensation (base salary plus target 2011 Annual Incentive Plan award). Participants can earn up to a maximum of 150% of the target award for achievement equal to or greater than 110% of the EBIT goal and 103% of the sales goal; however, no award will be earned for the EBIT portion of the award if we do not achieve at least 74% of the targeted EBIT performance, and no award will be earned for the sales portion of the award if we do not achieve at least 95% of the targeted sales performance.

The SIP award will be denominated in cash and, if earned, settled in shares of Class B Common Stock. One-half of any SIP award earned will be granted after the end of fiscal year 2013, and the balance of any award earned will be granted after the end of fiscal year 2014. The actual number of shares granted will be determined based on our stock price on the date the shares are granted. Any SIP awards earned will be granted under the Belk Inc. 2010 Incentive Stock Plan. Awards to our NEOs are intended to be deductible under Section 162(m) of the Code.

Payouts from the SIP are “at risk” and contribute to our goal of placing more weight on “at risk” pay.

Payout Determination. Awards will initially be earned on achievement of the EBIT and sales goals at the end of the performance period, which is the end of fiscal year 2013. After our financial statements are finalized, the Committee will adopt a confirming resolution with respect to the achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to the NEOs.

Equity Incentive Awards

We have two equity incentive award plans: the Executive Long-Term Incentive (LTI) Plan and the CFO Incentive Plan.

Executive Long-Term Incentive (LTI) Plan

Purpose. Our equity incentives have been designed to tie a significant part of our key executives’ total targeted compensation opportunity to our long-term goals as reflected in the value of our stock. Equity incentives intend to reward plan participants based on our long-term financial performance and enhancement of stockholder value. The LTI Plan was also designed to promote an “ownership mentality” and encourage the long-term retention of executives.

Plan Structure and Award Determination. Awards under the LTI Plan are made pursuant to the Belk, Inc. 2010 Incentive Stock Plan. Awards to our NEOs are intended to be deductible under Section 162(m) of the Code.

The LTI Plan rewards financial performance achievement over a one-year period. Measures used in the LTI Plan include: (1) EBIT as a percentage of sales, (2) sales and (3) ROIC. No award is earned unless 65% of the targeted EBIT performance is achieved, at which point a minimum award of 20% of target shares is earned. For a larger award based on EBIT to be earned, 90% of the targeted EBIT performance must be achieved. No award is earned based on sales unless 95% of the targeted sales performance is achieved. The amount of the award is increased if ROIC performance of 95% of target is achieved, up to a maximum increase of 15% if ROIC performance of 105% of target is achieved. A new performance cycle commences each fiscal year.

All NEOs participate in the LTI Plan. Each LTI Plan participant has a target award opportunity expressed as a percentage of base salary. The amount calculated is converted to target shares based on the most current share valuation. Base salary is the annualized base salary rate as of April 15 of the performance period.

Each participant has an assigned weighting for the EBIT and sales performance measures. For the NEOs, the weighting is 50% for the EBIT goal and 50% for the sales goal. If the ROIC performance threshold is achieved, the amount of the award attributable to the achievement of each of the two measures is increased based on a separate achievement scale, up to a maximum of 15%. The incentive award earned by NEOs, prior to any increase attributable to ROIC performance, is determined according to the following formula:

LTI Award (Number of Shares)	=	Target Shares (as calculated at the commencement of the performance cycle)	X	(50% x % earned per LTI scale EBIT Achievement %) + (50% x % earned per LTI scale Sales Achievement %)

The award is paid in shares of our Class B Common Stock. One-half of the shares vest as of the last day of the one-year performance period of the award. However, the shares underlying the awards are not issued until after the financial results are certified and our Compensation Committee approves the achievement of the goals under the plan. The remaining one-half of the shares vest within 90 days of the last day of the fiscal year immediately following the performance period, so long as the participant remains our employee through that date. There are special rules for participants who die, become disabled, retire or are otherwise vested by the Committee during the performance period and the fiscal year following the performance period.

The equity incentive opportunity is the third of the three elements of our total targeted compensation opportunity. Payouts from the LTI Plan are “at risk” and contribute to our goal of placing more weight on “at risk” pay.

Factors Considered in Performance Target Settings. Generally, the Committee will set the target level for EBIT as a percentage of sales, sales and ROIC at the beginning of the fiscal year in accordance with our annual financial plan. Minimum and maximum objectives are set below or above the target level. In the past five years that the plan was offered (fiscal year 2006 through fiscal year 2011, excluding fiscal year 2010 for which the plan was suspended), we achieved performance in excess of the target level three times. The payout percentage over these five years was between approximately 0% and 157% of the participant’s target award opportunity, with an average payout percentage over these five years of approximately 96% of the target award opportunity. The plan was suspended for fiscal year 2010. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Factors Considered in the Individual Target Award Opportunity Determination. Similar to the process described above for base salary and the Annual Incentive Plan opportunity determination, the Committee considers internal equity considerations among executive officers, the experience level of the NEO, performance of the NEO over the last fiscal year and over the time the NEO has been our employee, our financial performance for the year and comparator data. After considering these factors, the Committee approves a minimum, target and maximum award level each year in dollars as a percentage of base salary. Base salary is the annualized base salary rate as of April 15 of the performance period. The approved dollar values are translated into an equivalent number of shares on the date of grant.

For the LTI Plan for fiscal year 2011, the Committee approved the target award, expressed as a percentage of base salary, and the target opportunity, expressed as a number of shares, as shown below:

	Target as Percentage	Target Award
Name	of Base Salary	(in shares)

Thomas M. Belk, Jr.	200%	69,239
Brian T. Marley	85%	18,758
John R. Belk	125%	37,993
Kathryn Bufano	85%	19,616
Ralph A. Pitts	85%	20,842

Applicable Performance Goal Determination. The performance measures and goals are set to align with our Board-approved annual financial budget. For fiscal year 2011, the Committee set target performance to correspond with EBIT, sales and ROIC levels as determined in the annual budget.

Performance Goals. The target performance goals for fiscal year 2011, which were approved by the Committee on March 31, 2010, were set at 6.8% of sales for EBIT, $3.429 billion for sales and 13.1% for ROIC. These were consistent with the annual budget amounts as approved by the Board early in fiscal year 2011.

Payout Determination. Awards are earned solely on achievement of quantitative goals. The Committee is informed of the awards determined based on the achievement of the quantifiable goals. Similar to the process used with the Annual Incentive Plan, after our financial statements are finalized, the Committee adopts a confirming resolution with respect to the goal achievement levels. The Committee may exercise negative discretion to adjust downward (but not upward) the awards to be paid to NEOs and others.

Outcome for Fiscal Year 2011. We achieved 7.0% of sales for EBIT, $3.509 billion for sales and ROIC of 14.0% in fiscal year 2011. Based on our performance, each NEO earned an award in excess of the target. The amounts earned by the NEOs under the LTI Plan for fiscal year 2011 are included in the Outstanding Equity Awards at January 29, 2011 table and the Stock Vested in Fiscal Year 2011 table.

CFO Incentive Plan

Purpose. To recognize and retain our CFO, Brian T. Marley.

Plan Structure. Our stockholders approved the CFO Incentive Plan at our 2006 Annual Meeting. Mr. Marley’s award is denominated in shares of restricted Class B Common Stock, and is delivered in five separate one-year awards. The awards are earned upon achievement of EBIT to our overall financial plan targets in each of the five years, subject to a “catch up” mechanism described below.

All shares are forfeited if Mr. Marley terminates his employment prior to the end of the five-year period. Mr. Marley may make an election each year to take 30% of the annual grant in cash. Amounts taken in cash are not subject to forfeiture. Dividends are paid on the restricted stock, and any dividends paid are not subject to forfeiture. Awards made under the CFO Incentive Plan are made pursuant to the Belk, Inc. 2000 Incentive Stock Plan.

Performance Goal. The CFO Incentive Plan has EBIT as the single performance metric. The annual goal is set at the beginning of the fiscal year at 90% of EBIT based on the overall annual financial budget approved by the Board.

The plan also provides a “catch up” mechanism. Under the plan, if an annual performance goal is not met for a fiscal year but the cumulative EBIT for the five fiscal year period from 2007 through 2011 meets or exceeds the sum of the five annual EBIT performance goals, then at the end of fiscal year 2011, Mr. Marley can earn the award for any fiscal year for which the annual EBIT goal was not met.

Outcome for Fiscal Year 2011. For the fiscal year ended January 29, 2011, the EBIT target was achieved, and the award was earned for the year. In addition, under the plan’s “catch up” mechanism, awards for fiscal years 2008 and 2009 were paid to Mr. Marley because the cumulative EBIT for the five fiscal year period from 2007 through 2011 was achieved at the end of fiscal year 2011.

The amount earned by Mr. Marley under the CFO Incentive Plan is included in the Stock Vested in Fiscal Year 2011 table.

Benefits and Perquisites

We provide benefits to our NEOs under the Deferred Compensation Plan, 2004 Supplemental Executive Retirement Plan (SERP), Belk Pension Plan, Pension Restoration Plan, Belk 401(k) Savings Plan and 401(k) Restoration Plan. We provide senior executive life insurance and long-term care insurance to our NEOs. We also provide certain perquisites. Each of these benefits and perquisites is described below.

Deferred Compensation Plan

Purpose.  In 2002, we established a voluntary non-qualified deferred compensation plan. The plan enables key employees, including our NEOs, to defer a portion of their salary and annual incentive awards. We maintain this plan to ensure an overall competitive compensation and benefits offering and to attract and retain top talent.

Plan Structure.  Under the non-qualified deferred compensation arrangement, our NEOs may defer payment of up to 25% of their combined base salary and annual incentive compensation. When first eligible, participants elect, subject to plan limits, the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited and are paid at (or beginning at) termination of employment.

Prior to January 1, 2009, the interest credited was based on Moody’s Average Composite Corporate Bond Yield Index as of November of each year plus 1.75%; effective January 1, 2009, the interest that is credited is based on a discretionary rate set by Belk and communicated to participants. For calendar year 2011, Belk set the discretionary rate at 7.72%. Account balances are credited at the beginning of each year with the interest for the prior year. Our obligations to the participants are unfunded; individuals who make deferrals are general, unsecured creditors of Belk.

NEO Deferrals.  In fiscal year 2011, the amounts deferred and the interest credited to the accounts of each of the NEOs were as follows:

Name	Deferral Amount ($)	Interest Credited ($)

Thomas M. Belk, Jr.	6,924	36,167
Brian T. Marley	----	67,668
John R. Belk	207,273	132,545
Kathryn Bufano	----	1,443
Ralph A. Pitts	----	7,173

The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest is included in the Summary Compensation Table for Fiscal Year 2011. For further details about account activity in fiscal year 2011, see the table for Non-Qualified Deferred Compensation in Fiscal Year 2011.

We have a similar non-qualified deferred compensation arrangement for our Directors. See Director Compensation for a description of the plan.

2004 Supplemental Executive Retirement Plan (SERP)

Purpose.  The SERP allows us to provide meaningful retirement benefits for key senior management. All NEOs are participants. The Committee believes that the SERP is an important component of an overall competitive compensation and benefits offering.

Plan Structure.  The SERP is a non-qualified defined contribution plan. Plan participants are general, unsecured creditors of Belk. We credit a specific amount each year to a participant’s bookkeeping account, and a benefit is paid based on those credits and any earnings.

At the SERP’s inception, an initial credit was made reflecting the net present value of the benefit accrued under a prior supplemental executive retirement plan arrangement (a defined benefit plan). On April 1 of each year, we may make an annual contribution credit equal to a percentage, if any, of the participant’s total cash compensation (base salary + annual cash incentive award) paid in the preceding calendar year. We also have the ability to make an additional discretionary credit in an amount we determine. Historically, for Mr. Thomas M. Belk, Jr. and Mr. John R. Belk (“Messrs. Belk”), the annual contribution credit was 7%. For all other participants, the annual contribution credit was 11%. For fiscal year 2010, the Committee did not make a contribution credit. For fiscal year 2011, the annual contribution credit for all participants was reinstated and revised to a rate equal to 5% of the amount of each participant’s compensation in excess of the Internal Revenue Code limit.

Account balances are credited with interest at a rate established by the Committee as of each April 1. Such rate is calculated utilizing the trailing 10 year average of 10 year Treasury bills plus or minus 150 basis points.

Annual contribution credits cliff vest on the third anniversary of the date the contribution credit was credited to the plan. However, if the participant’s age and years of service equal 65, annual contribution credits vest immediately upon a participant’s “separation from service” (as defined in the SERP). Accounts also become fully vested upon death or disability. Dependent upon specified circumstances, the form of payment is lump sum or installments.

For further details about account activity in fiscal year 2011, see the Non-Qualified Deferred Compensation Table for Fiscal Year 2011.

Belk Pension Plan and Pension Restoration Plan

Purpose.  These plans provide additional retirement benefits for our employees who meet certain eligibility requirements, including our NEOs except for Ms. Bufano.

Plan Structure.  Plan accruals under the Belk Pension Plan, a tax-qualified defined benefit plan, were frozen for most participants, including the eligible NEOs, effective December 31, 2005 and were frozen for the remaining participants effective January 1, 2009. Participants in the pension plan, including the eligible NEOs, continue to earn an interest credit on their account balances.

Eligible officers, including the eligible NEOs, were invited to participate in the Pension Restoration Plan. This plan is a non-qualified defined contribution plan designed to provide an equivalent retirement benefit to that which the eligible NEO would have received if the pension plan had not been frozen. However, effective January 1, 2009, the Pension Restoration Plan was amended to provide a discretionary contribution credit, which is not tied to the benefit a participant would have accrued under the Belk Pension Plan. We are not currently providing any contribution credits to the Pension Restoration Plan for any participants, including our eligible NEOs, but all participants continue to receive interest credits.

We gross up for taxes on the pension restoration contribution amount for our eligible NEOs at the time the credit is made. The tax gross ups are included in the all other compensation column on the Summary Compensation Table for Fiscal Year 2011.

Belk 401(k) Savings Plan and 401(k) Restoration Plan

Belk maintains the Belk Savings 401(k) Plan for its employees, including its NEOs. Associates who are not participants in the Pension Plan were entitled to receive a higher match rate on pre-tax deferrals under the Belk 401(k) Savings Plan; however, effective January 30, 2010, the matching contribution was changed to a discretionary matching contribution. For fiscal year 2010, the Committee suspended matching contributions to the plan but reinstated these contributions effective November 1, 2009.

Certain highly compensated employees, including our NEOs, may defer up to 25% of compensation into the Belk 401(k) Restoration Plan. This plan provides for a discretionary matching contribution credit to participants deferring under the plan. Effective for periods beginning on or after November 1, 2009, we may also (in our discretion) provide a credit to the accounts of participants who do not participate in the SERP. This credit may in our discretion include a credit equal to 5% of a participant’s compensation in excess of certain qualified retirement plan limits. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Senior Executive Life Insurance

Purpose.  This benefit provides additional levels of income protection in the event of the death of certain key executives, including Messrs. Belk, Marley and Pitts. SERP participants who were entitled to death benefits under a prior supplemental executive retirement plan arrangement (which included Messrs. Belk, Marley and Pitts but did not include Ms. Bufano) are covered by SERP life insurance. Additionally, Messrs. Belk are covered by a split dollar life insurance replacement plan. This plan replaces a split dollar benefit that was discontinued in fiscal year 2004. We maintain the life insurance program as part of our comprehensive package for financial security.

Plan Benefit.  We pay the annual premium on the SERP individual life insurance policy. The policies are designed with a payment schedule that contemplates all premium requirements being fulfilled by the time the insured reaches age 65. The insured (or his nominee) is the owner of the policy. During the insured’s active employment with us, the SERP life insurance policy has a face value of $750,000 for Messrs. Belk and $500,000 for Messrs. Marley and Pitts. The benefit period is unlimited.

Coverage under the split dollar replacement plan is $7 million for Messrs. Belk under a second-to-die policy.

NEO Premiums.  Our payment of the SERP life insurance premium is taxable to the insured. If the insured leaves Belk before age 65, he may maintain the policy by assuming responsibility for premium payments. The split dollar replacement premiums are funded through the split dollar replacement plan. We provide tax gross ups to them related to the split dollar replacement policies. Amounts associated with these life insurance arrangements for Messrs. Belk, Marley and Pitts, are included in the all other compensation column in the Summary Compensation Table for Fiscal Year 2011.

Long-Term Care Insurance

Purpose.  This benefit provides protection against financial losses in the event of an extended illness after retirement for certain key executives, including Messrs. Belk, Marley and Pitts. SERP participants who were entitled to benefits under a prior supplemental executive retirement plan arrangement (which included Messrs. Belk, Marley and Pitts but did not include Ms. Bufano) participate. We maintain this program as part of our comprehensive package for financial security.

Plan Benefit.  This benefit is underwritten by Mass Mutual Financial Group. During a covered NEO’s active employment with us, we pay the premium. If the covered NEO leaves our employment, he may maintain the policy by assuming responsibility for premium payments. The plan provides for a daily long-term care benefit expressed in dollars per day that commences after a 90-day elimination period.

NEO Premiums.  In fiscal year 2011, the premiums paid on behalf of the NEOs were as follows:

Name	Long-Term Care Premium Paid ($)

Thomas M. Belk, Jr.	1,432
Brian T. Marley	1,351
John R. Belk	1,266
Kathryn Bufano	—
Ralph A. Pitts	1,511

Perquisites

Our NEOs receive perquisites provided by or paid by us. These perquisites include payments under our automobile allowance program for Messrs. Marley and Pitts and Ms. Bufano and the company-owned car plan for Messrs. Belk. Additionally, as described above, we make payments related to split dollar life insurance replacement, SERP life insurance and long-term care insurance. Messrs. Belk receive tax and financial planning services, for which they reimburse us the annual aggregate incremental costs. In addition, our NEOs are permitted to use the Company plane for personal use, provided they reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight. There was no unreimbursed personal use of the Company plane during fiscal year 2011.

These perquisites are provided by many companies in our peer group and in our industry. The Committee considers them reasonable and necessary for us to remain competitive in our retention and recruitment of executive officers. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the total compensation package.

Risk Assessment of Compensation Policies and Practices

Consistent with SEC requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Although a significant portion of the compensation of our senior executives, including our NEOs, is performance-based and “at-risk,” we believe our compensation plans are appropriately structured, based on the following elements of our compensation programs and policies:

•	the financial performance goals of our incentive compensation programs are the budgeted objectives that are reviewed and approved by the Board, and incentive awards include minimum and maximum performance thresholds with funding that is based on actual results measured against the pre-approved goals that are clearly defined in all plans; and

•	the principal financial performance measures for our incentive programs, sales and EBIT performance, are generally the same for all of our executives, including our NEOs, and we maintain internal controls over financial reporting and the measurement and calculation of compensation goals that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our NEOs.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2011

The following table sets forth information concerning compensation for the NEOs for fiscal years 2009, 2010 and 2011.

					Change in
					Pension
					Value and
				Non-Equity	Non-Qualified
				Incentive	Deferred	All
			Stock	Plan	Compensation	Other
	Fiscal	Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Thomas M. Belk, Jr.	2011	895,415	1,800,214	1,360,047	78,178	115,126	4,248,980
Chairman of the Board,	2010	869,659	—	573,280	87,527	164,288	1,694,754
Chief Executive Officer;	2009	867,422	1,358,848	228,286	70,994	240,831	2,766,381
Director

Brian T. Marley	2011	570,764	487,708	350,560	33,297	33,551	1,475,880
Executive Vice President and	2010	554,347	—	219,909	33,056	81,591	888,903
Chief Financial Officer	2009	552,794	415,795	77,609	22,890	132,745	1,201,833

John R. Belk	2011	786,127	987,818	719,907	96,960	80,622	2,671,434
President, Chief Operating	2010	763,516	—	417,414	100,359	123,630	1,404,919
Officer; Director	2009	761,551	954,419	160,338	64,199	179,673	2,120,180

Kathryn Bufano(7)	2011	590,769	510,016	456,600	923	23,558	1,581,866
President and Chief
Merchandising Officer

Ralph A. Pitts	2011	634,174	541,892	389,507	35,870	38,856	1,640,299
Executive Vice President,	2010	615,933	—	244,341	43,992	92,190	996,456
General Counsel and Secretary	2009	614,208	461,952	86,231	34,004	152,193	1,348,588

(1)	Fiscal year 2011 is the period from January 31, 2010 through January 29, 2011. Fiscal year 2010 is the period from February 1, 2009 through January 30, 2010. Fiscal year 2009 is the period from February 3, 2008 through January 31, 2009.

(2)	Thomas M. Belk, Jr. and John R. Belk deferred a portion of their salary into our Deferred Compensation Plans, as described in Non-Qualified Deferred Compensation in Fiscal Year 2011. Each of the NEOs also contributed a portion of his or her salary to our 401(k) plan.

(3)	This column represents the aggregate grant date fair value for stock awards granted in the applicable year under the LTI Plan, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 16 to the consolidated financial statements in the Form 10-K filed on April 12, 2011 for the fiscal year ended January 29, 2011. An overview of the features of these awards can be found in the Compensation Discussion and Analysis.

(4)	This column reflects the amounts paid under the Annual Incentive Plan for fiscal years 2011 and 2010 and the amounts paid under the Revised Incentive Plan for fiscal year 2009. See the Compensation Discussion and Analysis for a discussion of the Annual Incentive Plan for fiscal year 2011.

(5)	This column represents the above-market interest for the non-qualified deferred compensation plan and SERP in the applicable year. The following table shows the increase in pension value and above market interest for each plan:

		Above-	Above-
	Change in	Market	Market
	Value in Belk	Earnings	Earnings
	Pension Plan	on DCP	on SERP	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	48,641	12,407	17,130	78,178
Brian T. Marley	10,118	19,813	3,366	33,297
John R. Belk	41,688	44,433	10,839	96,960
Kathryn Bufano	—	565	358	923
Ralph A. Pitts	27,210	2,354	6,306	35,870

Our defined benefit pension plan was frozen for all NEOs effective December 31, 2005. See Pension Benefits for Fiscal Year 2011 for additional information about the plan, including the present value assumptions used in this calculation. For the deferred compensation plan, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 7% to 15% interest credited on salary deferred under various salary deferral plans in effect between 1987 and 2011. For the SERP, above-market earnings represent the difference between market interest rates determined pursuant to SEC rules and the 6% interest credited under the plan beginning April 2010 and thereafter. See Non-Qualified Deferred Compensation for Fiscal Year 2011 for additional information about the plans.

(6)	Amounts in this column for fiscal year 2011 are comprised of the following:

				Company
				Contribution
			Tax	To Defined
	Insurance	Auto	Gross	Contribution	Other
	Bonus	Amounts	Ups	Plans	Total	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	$

Thomas M. Belk, Jr.	59,773	10,247	30,833	14,063	210	115,126
Brian T. Marley	9,945	9,000	30	14,366	210	33,551
John R. Belk	37,838	10,027	18,348	14,199	210	80,622
Kathryn Bufano	—	9,000	—	14,558	—	23,558
Ralph A. Pitts	13,451	9,000	30	14,375	—	38,856

(a)	Insurance bonus consists of three components — split dollar replacement insurance, SERP life insurance and SERP long-term care insurance. Only Messrs. Belk are eligible for split dollar replacement insurance bonus.

(b)	Represents the aggregated incremental cost of the personal use of a company-provided automobile or the amount of an annual automobile allowance, as applicable.

(c)	Tax gross up amounts relate to split dollar replacement insurance bonus and our contribution to the 401(k) restoration plan.

(d)	Company contributions to defined contribution plans include contributions to our 401(k) savings plan in the following amounts: Thomas M. Belk, Jr. — $12,021; Brian T. Marley — $12,325; John R. Belk — $12,158; Kathryn Bufano — $14,558; and Ralph A. Pitts — $12,333. We also make contributions on behalf of the NEOs to our non-qualified deferred compensation plans, as described in the non-qualified deferred compensation table.

(e)	Represents the amount paid by the company for access to a fitness club.

Messrs. Belk also receive tax and financial planning services. They reimburse us for the annual aggregate incremental costs for this benefit. In addition, our NEOs are permitted to use the company plane for personal use. The NEOs reimburse us at the greater of the Standard Industry Fare Level amount (as determined in accordance with Internal Revenue Service rules and regulations) or our actual aggregate incremental cost for each flight.

(7)	In accordance with SEC rules, because Kathryn Bufano first became an NEO in fiscal 2011, only her fiscal 2011 compensation is included in the table.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table provides information about the equity and non-equity awards granted to the NEOs in fiscal year 2011.

			Estimated Possible Payouts			Estimated Possible Payouts			Grant Date
			Under Non-Equity Incentive			Under Equity Incentive			Fair Value
			Plan Awards(1)			Plan Awards(2)			of Stock
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Plan	Date	($)	($)	($)	(#)	(#)	(#)	($)(3)

Thomas M. Belk, Jr.	Annual Incentive Plan		450,049	900,098	1,440,156	—	—	—	—
	Stretch Incentive Plan		3,600	1,800,196	2,700,294	—	—	—	—
	LTI FY11	4/13/2010	—	—	—	13,848	69,239	119,438	1,800,214
Brian T. Marley	Annual Incentive Plan		114,750	229,499	401,624	—	—	—	—
	Stretch Incentive Plan		1,606	803,249	1,204,873	—	—	—	—
	LTI FY11	4/13/2010	—	—	—	3,752	18,758	32,358	487,708
John R. Belk	Annual Incentive Plan		237,072	474,143	790,239	—	—	—	—
	Stretch Incentive Plan		2,529	1,264,382	1,896,574	—	—	—	—
	LTI FY11	4/13/2010	—	—	—	7,599	37,993	65,538	987,818
Kathryn Bufano	Annual Incentive Plan		150,000	240,000	510,000	—	—	—	—
	Stretch Incentive Plan		1,800	900,000	1,350,000	—	—	—	—
	LTI FY11	4/13/2010	—	—	—	3,924	19,616	33,838	510,016
Ralph A. Pitts	Annual Incentive Plan		127,498	254,996	446,243	—	—	—	—
	Stretch Incentive Plan		1,785	892,487	1,338,731	—	—	—	—
	LTI FY11	4/13/2010	—	—	—	4,169	20,842	35,953	541,892

(1)	These columns show the possible payout for each NEO under the Annual Incentive Plan for fiscal year 2011 (including the overperformance award) and the Stretch Incentive Plan for fiscal years 2011 to 2013 if the threshold, target or maximum goals are satisfied. The payouts are performance-driven and therefore completely “at risk.” The amounts earned under the Annual Incentive Plan for fiscal year 2011 are shown in the non-equity incentive plan compensation column of the Summary Compensation Table. Any amount earned under the Stretch Incentive Plan for fiscal years 2011 to 2013 will be included in the Summary Compensation Table for fiscal year 2013. The business measurements, performance goals, and salary percentages for determining the payout under the plans are described in the Compensation Discussion and Analysis.

(2)	These columns show the potential number of shares that could be issued under the LTI Plan for fiscal year 2011. A description of LTI FY11 and the performance goals for determining the payouts under the plan are described in the Compensation Discussion and Analysis.

(3)	This column reflects the grant date fair value of the awards for LTI FY11 under ASC Topic 718. The grant date fair value was $26.00 per share, as determined by an independent appraisal.

Outstanding Equity Awards at January 29, 2011

The following table sets forth information with respect to all outstanding equity awards for the NEOs at January 29, 2011. Although our 2010 Incentive Stock Plan authorizes the issuance of options, no options have been granted to the NEOs.

	Number of	Market
	Shares of	Value of
	Stock	Shares of Stock
	That	That
	Have Not	Have Not
	Vested	Vested
Name	(#)	($)

Thomas M. Belk, Jr.	52,345	1,764,027
Brian T. Marley	14,182	477,933
John R. Belk	28,723	967,965
Kathryn Bufano	14,830	499,771
Ralph A. Pitts	15,757	531,011

The stock awards in the table above were granted on April 13, 2010 in connection with the LTI Plan for fiscal year 2011. The LTI Plan rewards financial performance and achievement over a one-year period compared to a one-

year budget plan. If the award is earned, one-half of the shares are deemed to be vested as of the last day of the one-year performance period of the award. We met the performance goals for fiscal year 2011, and the one-half of the shares that vested as of January 29, 2011 are reflected in the Stock Vested in Fiscal Year 2011 table below. The remaining one-half of the shares, which are set forth above, vest within 90 days of the last day of the fiscal year immediately following the performance period, so long as the participant remains our employee through that date. A full description of the LTI Plan for fiscal year 2011 and the performance goals for determining the payouts under the plan are described in the Compensation Discussion and Analysis.

The market value is calculated by multiplying the number of shares that have not vested by the fair market value of our stock as of January 29, 2011 of $33.70, as determined by an independent appraisal.

Stock Vested in Fiscal Year 2011

The following table sets forth information concerning the amounts realized by the NEOs upon the vesting of stock awards during fiscal year 2011. Although our 2010 Incentive Stock Plan authorizes the issuance of options, no options have been granted to the NEOs.

		Number of
		Shares	Value
		Acquired	Realized
		on Vesting	on Vesting
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	LTI FY11	52,345	1,764,027
Brian T. Marley	LTI FY11	14,182	477,933
	CFO Incentive Plan	51,767	1,744,548
John R. Belk	LTI FY11	28,723	967,965
Kathryn Bufano	LTI FY11	14,830	499,771
Ralph A. Pitts	LTI FY11	15,757	531,011

The stock awards in the table above vested on January 29, 2011. The value realized on vesting is calculated by multiplying the number of shares vested by the fair market value of our stock on the date of vesting of $33.70, as determined by an independent appraisal. The table reflects the gross number of vested shares. The actual number of shares issued may be reduced to pay taxes, at the election of the NEO. The awards were granted in connection with the LTI Plan for fiscal year 2011 and the CFO Incentive Plan.

Executive Long Term Incentive Plan. We exceeded the performance goals under the LTI Plan for fiscal year 2011. Under the LTI Plan, if the award is earned, one-half of the shares are deemed to be vested as of the last day of the one-year performance period of the award. The one-half of the shares which were earned under LTI for fiscal year 2011 and that vested as of January 29, 2011 are reflected in the table above. However, the shares underlying the awards are not issued until after the financial results are certified and our Compensation Committee approves the achievement of the goals under the plan.

CFO Incentive Plan. Under the CFO Incentive Plan, the financial performance criteria for fiscal year 2011 was achieved, and therefore 20% of the total award was earned. In addition, under the term of the plan’s “catch up” mechanism, because the cumulative financial performance criteria for the five fiscal year period from 2007 through 2011 was achieved, he was eligible to receive the annual awards for fiscal years 2008 and 2009. All shares of restricted stock earned under the CFO Incentive Plan vested as of January 29, 2011.

For additional information about the plans, see the discussion of the elements of executive compensation in the Compensation Discussion and Analysis.

Pension Benefits for Fiscal Year 2011

The following table sets forth information concerning accrued pension benefits for the NEOs as of January 29, 2011. There were no payments to the NEOs under the Belk Pension Plan during fiscal year 2011.

			Present
			Value of
		Number of Years	Accumulated
		Credited Service	Benefit
Name	Plan	(#)	($)

Thomas M. Belk, Jr.	Belk Pension Plan	24	534,166
Brian T. Marley	Belk Pension Plan	4	106,110
John R. Belk	Belk Pension Plan	21	418,448
Kathryn Bufano	Belk Pension Plan	0	0
Ralph A. Pitts	Belk Pension Plan	10	306,054

Benefit accruals (but not interest credits) under the Belk Pension Plan were frozen for most participants, including the NEOs, effective December 31, 2005. Effective January 1, 2009, we suspended benefit accruals (but not interest credits) for the remaining participants for one year. Effective as of December 31, 2009, we amended the Belk Pension Plan to permanently cease benefit accruals (but not interest credits) for these remaining participants. The present value of accumulated benefits is based on the account balance as of the date a participant’s benefit accruals ceased, projected to the normal retirement age under the plan of 65, using the plan’s crediting rate of 6.5% and converted to the normal form of payment, which is assumed to be 33% probability of electing 15 year certain annuity and 67% probability of electing life annuity. Benefits are discounted from age 65 using a 5.50% discount rate, which is the January 29, 2011 measurement date assumption used for financial reporting.

An NEO is entitled to early retirement benefits under the Belk Pension Plan upon the attainment of age 55 and the completion of five years of service at Belk, in which he or she worked at least 1,000 hours of service per year. Currently, Mr. Thomas Belk and Mr. Pitts are the NEOs eligible for early retirement. If Mr. Thomas Belk or Mr. Pitts had elected to retire as of January 29, 2011, the present value of his accumulated benefit under the Belk Pension Plan would be approximately $440,971 or $255,052 respectively, assuming election of the 15 year certain annuity and discounted using a 5.50% discount rate. The present value of the accumulated benefit for early retirement is not materially different from the present value of the accumulated benefit for normal retirement, as disclosed in the table above, due to the fact that the plan was frozen effective December 31, 2005.

Upon the death of an NEO, his or her spouse is entitled to benefits under the Belk Pension Plan if the NEO had completed five years of service, in which he or she worked at least 1,000 hours per year.

In fiscal year 2011, changes in value for the Belk Pension Plan are as follows: Thomas M. Belk, Jr. — $48,641; Brian T. Marley — $10,118; John R. Belk — $41,688; Kathryn Bufano — $0; and Ralph A. Pitts — $27,210. These amounts are reported in the Summary Compensation Table for Fiscal Year 2011.

Non-Qualified Deferred Compensation in Fiscal Year 2011

The following table sets forth information regarding deferred compensation that is not tax-qualified for the NEOs at January 29, 2011. The material terms of the plans are described below the table.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings	Withdrawals/	Balance
		Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	Plan	($)(1)	($)(1)	($)(1)	($)	($)(2)

Thomas M. Belk, Jr.	SERP	—	—	156,368	—	2,833,685
	DCP	6,924	—	36,167	—	556,702
	401(k) Restoration Plan	—	2,042	4,772	—	62,575
	Pension Restoration Plan	—	—	2,689	—	44,298

	Total	6,924	2,042	199,996	—	3,497,260
Brian T. Marley	SERP	—	—	30,730	—	556,896
	DCP	—	—	67,668	—	1,020,662
	401(k) Restoration Plan	—	2,042	6,373	—	63,455
	Pension Restoration Plan	—	—	1,904	—	31,363

	Total	—	2,042	106,675	—	1,672,376
John R. Belk	SERP	—	—	98,945	—	1,793,073
	DCP	207,273	—	132,545	(13,745)	1,986,869
	401(k) Restoration Plan	—	2,042	9,689	—	67,466
	Pension Restoration Plan	—	—	2,319	—	38,204

	Total	207,273	2,042	243,498	(13,745)	3,885,612
Kathryn Bufano	SERP	—	—	3,270	—	59,262
	DCP	—	—	1,443	—	21,931
	401(k) Restoration Plan	—	—	—	—	—
	Pension Restoration Plan	—	—	—	—	—

	Total	—	—	4,713	—	81,193
Ralph A. Pitts	SERP	—	—	57,567	—	1,043,233
	DCP	—	—	7,173	—	109,030
	401(k) Restoration Plan	—	2,042	32,089	—	222,318
	Pension Restoration Plan	—	—	2,267	—	37,339

	Total	—	2,042	99,096	—	1,411,920

(1)	Certain amounts in these columns are also reported in the Summary Compensation Table for Fiscal Year 2011, as follows:

		Reported in Change
	Reported in Salary	in Pension Value
	or Non-Equity	and Non-Qualified
	Incentive	Deferred	Reported in
	Compensation	Compensation	All Other
	Columns	Earnings Column	Compensation Column	Total
Name	($)	($)	($)	($)

Thomas M. Belk, Jr.	6,924	29,537	2,042	38,503
Brian T. Marley	—	23,179	2,042	25,221
John R. Belk	207,273	55,272	2,042	264,587
Kathryn Bufano	—	923	—	923
Ralph A. Pitts	—	8,660	2,042	10,702

(2)	Amounts include executive contributions previously reported as salary or bonus in the summary compensation table in prior year proxy statements, as follows: Thomas M. Belk, Jr. — $370,000; Brian T. Marley — $540,847; John R. Belk — $1,195,103; Kathryn Bufano — $18,900; and Ralph A. Pitts — $183,644. Amounts also include above-market earnings that were reported as all other compensation in the summary compensation table in prior year proxy statements.

2004 Supplemental Executive Retirement Plan (SERP)

We maintain a supplemental executive retirement plan that covers a select group of management and highly compensated employees. The SERP is a non-qualified defined contribution plan that provides an annual contribution credit not to exceed 11% of eligible cash compensation.

For fiscal year 2011 for all SERP participants, we made a discretionary contribution credit equal to 5% of the amount of each participant’s compensation in excess of the limit set forth in Internal Revenue Code §401(a)(17). Account balances are credited with interest at a rate established by the Committee as of each April 1, in accordance with the SERP.

Normal retirement under the SERP is defined as age and years of service equal to 65. Messrs. Belk and Mr. Pitts all have age and years of service greater than 65 and are therefore fully vested in the plan. If an executive terminates, becomes disabled, or retires before age and years of service equals 65, at the time of termination, the account balance is paid out in a lump sum. If age and years of service equal 65, the executive’s account balance is paid out based on the payment term selected by the executive. In the event of death, prior to termination or during payment status, the account balance will then be paid to the executive’s designated beneficiary in a lump sum payment.

Deferred Compensation Plan (DCP)

We maintain a Deferred Compensation Plan for certain members of senior management. Participants may elect to defer a portion of their cash compensation, subject to certain limitations prescribed by the DCP. Eligible employees may enroll in the DCP annually. We provide an interest credit on the amounts deferred by the participant. The historical interest rates vary from between 7% and 15% per year.

The NEOs are entitled to receive the amount credited to their deferred compensation account in the event of termination of employment. If termination occurs before the executive reaches age 55, the account balance will be paid out in a lump sum. If the termination occurs on or after the date the executive reaches age 55, the executive is paid out in a lump sum or five, ten, or 15 year annual installments, based on the executive election on file. In the event of death prior to termination, the executive’s designated beneficiary is paid out over five years.

We continue to maintain a deferred compensation plan under which our NEOs previously deferred compensation. No new deferrals are made under this previous plan. The amounts previously deferred are paid in the event of termination of employment pursuant to the terms of such plan.

401(k) Restoration Plan

We established the Belk 401(k) Restoration Plan for highly compensated employees on January 1, 2004. Participants may defer up to 25% of compensation into the plan. The Belk 401(k) Restoration Plan provides for a discretionary matching contribution credit to certain highly compensated employees. Effective for periods beginning on or after November 1, 2009, we may also, in our discretion, provide a credit to the accounts of participants who do not participate in the SERP. This credit may, in our discretion, include a credit equal to 5% of a participant’s compensation in excess of certain qualified retirement plan limits. Participants can designate an investment option from several provided by the plan.

Plan benefit payments will be made in a lump sum unless the participant has elected to receive annual installments over a five or ten year period. In the event of death or disability, we will pay the benefits in a lump sum, irrespective of the benefit payment election.

Pension Restoration Plan

On December 31, 2005, we amended the Belk Pension Plan to freeze benefits for all officers and other associates, except for a grandfathered group who met certain age and vesting requirements. Effective January 1, 2009, we expanded the freeze (first on a temporary basis and then permanent basis) to all participants. All associates affected by the freeze continue to earn interest credits, as defined by the plan, on their pension balance.

Beginning in fiscal year 2007, the officers affected by the freeze who met certain age and vesting requirements, including each of the NEOs, were invited to participate in a non-qualified “shadow” plan providing (for plan years ending on or before December 31, 2008) a similar benefit to that which they would have received under the Belk Pension Plan had their benefits not been frozen. For plan years beginning on or after January 1, 2009, we have the discretion to determine the amount of any credit to be made to a participant’s account. Effective January 1, 2009, we suspended our contribution credits to the Pension Restoration Plan, and on December 31, 2009, we permanently eliminated contribution credits to the Pension Restoration Plan, although participants continue to earn interest credits on current account balances.

Benefits are 100% vested at all times. For participants with an aggregated account balance of $10,000 or more, benefits generally are paid in a single lump sum payment or in five, ten or 15 annual installments, as elected by the participant. In the event of death before the payments have begun, benefits are paid in five annual installments.

Potential Payments Upon Termination or Change in Control

We do not have any written employment, change in control or severance agreements with our NEOs. In the event of termination without cause, we strive to assist the executive in a smooth transition based on individual facts and circumstances. In the past, we have generally provided our executives with severance payments equal to approximately one-half of their annual base salary. However, this approach may be adjusted based on the particular circumstances surrounding the termination of the executive, and any amounts paid are at the discretion of the Compensation Committee.

Our equity awards are granted pursuant to our 2010 Incentive Stock Plan. The terms of the 2010 Incentive Stock Plan and the award certificates for each grant determine whether any amounts are payable in the event of a termination, retirement or change in control. Under the plan, if we agree to sell all or substantially all of our assets, or agree to a merger, consolidation, reorganization or other corporate transaction in which our Class B Common Stock is converted into another security or into the right to receive securities or property, any conditions on restricted stock grants will lapse on the date the change in control is effective.

In addition, the award certificates under the LTI Plan contain specific terms relating to the effect on the award of a termination due to death, disability or retirement.

•	In the event of a voluntary termination, all unvested LTI Plan awards are forfeited by the NEO.

•	In the event of termination due to the death, disability or retirement of the NEO, awards under the LTI Plan are prorated for the performance period during which the NEO was employed. After the end of the applicable performance period, if the performance goals are achieved and awards are earned, the prorated portion of the award would be paid to the estate of the NEO at that time.

Assuming a termination due to death, disability, retirement or a change in control as of January 29, 2011, the following amounts would be payable to our NEOs under the LTI Plan for fiscal year 2011 in accordance with the terms described above, since the awards were earned at the end of the performance period above the target level. The amount was calculated based upon a $33.70 per share value of our common stock at January 29, 2011, in accordance with an independent appraisal.

LTI FY11
Name	($)

Thomas M. Belk, Jr.	1,764,027
Brian T. Marley	477,933
John R. Belk	967,965
Kathryn Bufano	499,771
Ralph A. Pitts	531,011

In addition to the amounts discussed above, upon a voluntary or involuntary termination or retirement, the NEOs would be entitled to receive amounts that are already described in the compensation tables, including the value of equity awards that have already vested, amounts payable under our defined benefit pension plan and amounts previously deferred into and accrued under our defined contribution plans.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for recommending to the Board the non-employee Director compensation. In fiscal year 2011, we paid each non-employee Director an annual retainer fee of $50,000, a fee of $15,000 for each committee on which the Director serves as chair, and a fee of $5,000 for each committee on which the Director serves but does not chair. In addition, we awarded each non-employee Director 3,462 shares of Class B Common Stock, which had a value of approximately $90,000 on the date of grant. Annual retainer fees are paid to Directors after the annual stockholder meeting in May of each year. The stock is issued on the date of the Annual Meeting. We also provide our Directors the same merchandise discount that we provide generally to our employees.

Under Our Non-Employee Directors Deferred Compensation Plan, our non-employee Directors may defer payment of up to 100% of their annual retainer fee. When first eligible, participants elect the payment date (over a period of up to five years after separation of service from the Company) and the form of payment (lump sum or installment). Monies are deferred into an account to which interest is credited. On January 1 of each plan year, the Board, in its sole discretion, determines the interest that is credited on account balances. For the first plan year, and until changed by the Board, the interest rate credited to account balances is based on Moody’s Long-term Corporate Bond Yield average index as of November of the prior plan year plus 1.75%. Interest is credited on a daily basis and account balances are updated monthly. Each participant is 100% vested in his or her account attributable to deferrals and interest. Our obligations to the participants are unfunded; individuals who make deferrals would be general creditors of Belk. The plan pays above-market interest, which represents the difference between market interest rates determined pursuant to SEC rules and the interest credited by the plan. The above market interest for Mr. Thompson, the only Director who participated in the plan for fiscal year 2011, is included in the Director Compensation table below.

Director Compensation for Fiscal Year 2011

The following table shows the amounts paid to each of our Directors (other than Mr. Thomas M. Belk, Jr. and Mr. John R. Belk) for fiscal year 2011. We do not provide additional compensation to our Directors that are also our employees. For information about the compensation we paid to Mr. Thomas M. Belk, Jr. and Mr. John R. Belk, see the executive compensation tables above.

			Change in
			Pension
	Fees		Value and	All
	Paid in	Stock	Non-Qualified	Other
	Cash	Awards	Deferred	Compensation	Total
Name	($)	($)(1)	Earnings ($)	($)	($)

Jerri L. DeVard	55,000	90,012	—	—	145,012
J. Kirk Glenn, Jr.	67,500	90,012	—	—	157,512
John A. Kuhne	2,000	—	—	—	2,000
Elizabeth Valk Long	69,000	90,012	—	—	159,012
Thomas C. Nelson	69,000	90,012	—	—	159,012
John R. Thompson(2)	66,000	90,012	4,754	—	160,766
John L. Townsend, III	75,000	90,012	—	—	165,012
H.W. McKay Belk(3)	—	—	59,421	850,859	910,280

(1)	Represents the grant date fair value in accordance with ASC Topic 718 of the 3,462 shares of Class B Common Stock awarded on June 4, 2010. The stock is fully vested on the date of grant. The grant date fair value was $26.00 per share, as determined by an independent appraisal.

(2)	Mr. Thompson deferred $60,000 of the fees paid in cash into the deferred compensation plan. Amount represents above market earnings. For a description of the deferred compensation plan, see “Deferred Compensation Plan” in the Compensation Discussion and Analysis.

(3)	Because Mr. Belk was our employee during fiscal year 2011, he did not receive any compensation for his service as Director. However, under SEC rules, we are required to include in the table the compensation that we paid to him in any capacity for fiscal year 2011. The number in this column represents the compensation we paid to Mr. Belk pursuant to a Transition Agreement dated June 23, 2009. Mr. Belk previously served as our President and Chief Merchandising Officer. From August 3, 2009 through August 1, 2010, while on sabbatical, Mr. Belk continued to (1) serve as our President and Chief Merchandising Officer, (2) be an associate of the Company, (3) earn his salary and (4) remain eligible to participate in the Annual Incentive Plan for fiscal year 2010. Beginning on August 2, 2010 and through January 28, 2012, Mr. Belk assumed the role of Vice Chairman and continues to be an associate of the Company. He will continue to provide assistance to us, on a consulting basis, on matters relating to merchandising strategy and vendor relations. From January 30, 2011 through January 28, 2012, his annual salary will be reduced by 50%. Mr. Belk is not eligible to participate in any annual incentive compensation plans subsequent to fiscal year 2010. Mr. Belk’s benefits and perquisites remain in effect for the full transition period, including payments made to him under the split dollar replacement plan. For so long as McKay Belk continues to be our employee, he will not receive any additional compensation for his service as Director.

None of the Directors in the table held any stock options or restricted stock at January 29, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of April 8, 2011, concerning shares of the Class B Common Stock authorized for issuance under our existing equity compensation plan, the stockholder approved Belk, Inc. 2010 Incentive Stock Plan.

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected in
	Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)(1)

Equity compensation plans approved by security holders	—	N/A	2,289,296
Equity compensation plans not approved by security holders	—	N/A	—
Total	—	N/A	2,289,296

(1)	Represents the number of securities available for issuance under the 2010 Incentive Stock Plan, including the number of securities subject to grants of Class B Common Stock. In computing the number of shares remaining for issuance, we have excluded both shares previously issued as well as shares used to satisfy a withholding obligation. The 2010 Incentive Stock Plan authorizes the issuance of stock options and stock appreciation rights (“SARs”). To date, we have not granted stock options or SARs under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board established a Compensation Committee in August 2004 composed of independent Directors. The members of the Compensation Committee are Mr. Glenn, Ms. Long and Mr. Thompson. None of these Directors are our employees or former employees, and none has any direct or indirect material interest in or relationship with us outside of his or her position as a Director. In addition, none of our executive officers serves as a member of a Board or compensation committee of any entity that has one or more executive officers who serves on our Board or Compensation Committee.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our NEOs. This is often referred to as a say on pay, and provides you, as a stockholder, with the ability to cast a vote with respect to our fiscal 2011 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our NEOs reflects the following objectives of our compensation program:

•	retain and attract talented, highly skilled, and committed people who can embrace, expand and execute our vision for success;

•	link compensation to the achievement of our strategic, financial and operational goals, and individual contributions to our strategic growth and short- and long-term success; and

•	create ownership in our success and drive the executive actions and behaviors that improve profitability and maximize the overall economic value realized by our stockholders.

Although the vote is non-binding, the Compensation Committee will consider the voting results in making decisions about future compensation arrangements for our NEOs.

THE BOARD RECOMMENDS A VOTE “FOR”
APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL THREE
ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides stockholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future advisory votes on compensation, often referred to as a say when on pay. For this proposal, stockholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

The optimal frequency of future say on pay votes rests on a judgment about the relative benefits and burdens of each of the choices: one, two or three years. There have been diverging views expressed on this question and the Board believes there is a reasonable basis for each of the choices. Some have suggested that less frequent votes are preferable, arguing that a less frequent vote would allow stockholders to focus on overall design issues rather than details of individual decisions, would align with the goal of compensation programs which are designed to reward performance that promotes long-term stockholder value, and would avoid the burden that annual votes would impose on stockholders required to evaluate the compensation programs of a large number of companies each year. Others have suggested that annual votes are preferable, arguing that an annual vote is needed to give stockholders the opportunity to react promptly to trends in compensation, provide feedback before those trends become pronounced over time, and give the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from stockholders.

After careful consideration of the frequency alternatives, the Board recommends that future advisory votes on executive compensation should be held every one year, or on an annual basis. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the Board on the frequency of future advisory votes on executive compensation.

THE BOARD RECOMMENDS A VOTE FOR FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION EVERY “ONE” YEAR.

PROPOSAL FOUR
APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS
UNDER THE ANNUAL INCENTIVE PLAN

To comply with certain federal tax regulations, we are submitting for stockholder approval the material terms of the performance goals under the Amended and Restated Annual Incentive Plan. The Annual Incentive Plan was previously approved by stockholders for fiscal year 2006.

Summary of Section 162(m)

Section 162(m) of the Code precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to a “covered employee.” A “covered employee” under Section 162(m) is defined to include the Chief Executive Officer on the last day of the taxable year (or any individual acting in such capacity), and any other officer who is among the three highest compensated officers for the taxable year (other than the Chief Financial Officer), as reported in the proxy statement.

The $1 million limit on deductibility does not apply to compensation that meets the requirements for “qualified performance-based compensation” under regulations adopted under the Code. For compensation to qualify as performance-based, certain conditions must be met. One of these conditions requires the Company to obtain stockholder approval of the material terms of the performance goals set by a committee comprised of two or more outside directors. The material terms of the performance goals that must be approved by stockholders under Section 162(m) include the employees eligible to receive the performance-based compensation, a description of the business criteria on which each performance goal is based, and either the maximum amount that could be paid, or the formula used to calculate the amount of compensation that could be paid, to any individual executive officer.

Because Section 162(m) only limits the income tax deductions for compensation paid in any fiscal year to a “covered employee,” we are seeking stockholder approval only with respect to the material terms of the performance goals under the Amended and Restated Annual Incentive Plan as the program relates to “covered employees.” If the material terms are not approved by the stockholders, the Amended and Restated Annual Incentive Plan nevertheless can remain in effect and bonuses can be paid to participants who are not “covered employees.” Further, the Compensation Committee retains the authority to develop and implement alternative means of fairly compensating our officers and other executives, including any “covered employees,” and such compensation may be paid in addition to compensation paid under the Amended and Restated Annual Incentive Plan.

Amended and Restated Annual Incentive Plan

The purpose of the Amended and Restated Annual Incentive Plan is to give each participant the opportunity to receive an annual bonus for each fiscal year payable in cash if, and to the extent, the Compensation Committee determines that the performance goals set by the Committee for the participant for such year have been achieved. The following is a description of the material terms of the Amended and Restated Annual Incentive Plan.

Administration. The Amended and Restated Annual Incentive Plan is administered by the Compensation Committee of the Board of Directors, each member of which is an “outside director” within the meaning of Section 162(m) of the Code.

Eligibility. Key employees of Belk, as determined by the Compensation Committee in its discretion, will be eligible to be participants in the Amended and Restated Annual Incentive Plan for any fiscal year.

Establishing Performance Goals. The Compensation Committee will establish performance goals for each participant for a fiscal year no later than 90 days after the beginning of such year. The performance goals for each participant may be different and, further, each participant’s performance goals may be based on different business criteria. However, all performance goals for the “covered employees” shall be based on one or both of the following business criteria as applied to us or any division, department or other part of Belk: (1) sales and (2) normalized earnings before interest and taxes.

The Compensation Committee no later than 90 days after the beginning of each fiscal year will establish objective rules for determining whether each participant’s performance goals for such fiscal year have been satisfied. Further, in determining whether the performance goals have been satisfied, the Compensation Committee may look at our performance as constituted on the first day of the fiscal year, the last day of the fiscal year, or either such date if there is an acquisition, disposition, or other corporate transaction involving us during such fiscal year.

A bonus will be paid to a participant under the Amended and Restated Annual Incentive Plan for a fiscal year only to the extent that his or her performance goals are satisfied for the bonus for such fiscal year, and the Compensation Committee will certify the extent, if any, to which the goals are satisfied for a fiscal year. To the extent a participant is entitled to a bonus for a fiscal year, such bonus shall be paid in a lump sum cash payment no later than 90 days following the end of such fiscal year.

Maximum Compensation Payable.  The maximum annual bonus payable under the Amended and Restated Annual Incentive Plan to any participant for any fiscal year is $2,500,000.

Amendment and Termination.  The Compensation Committee has the power to amend the Amended and Restated Annual Incentive Plan from time to time as the Compensation Committee deems necessary or appropriate and to terminate the plan if the Compensation Committee deems such termination is in our best interest.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE AMENDED AND RESTATED
ANNUAL INCENTIVE PLAN.

CERTAIN TRANSACTIONS

It is our policy that any proposed transaction involving Belk and a related person (including our Directors, executive officers, 10% stockholders and immediate family members of the foregoing) must be brought to the Board for review and approval prior to entering into the transaction. In accordance with this policy, a proposed transaction is analyzed by the Board, and the full Board votes on whether to permit the transaction. However, if the person proposing the transaction is a Director, the Director recuses himself or herself from the Board’s discussion and vote. There have been no related person transactions since the beginning of fiscal year 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

KPMG LLP served as our independent registered public accountant for the fiscal year ended January 29, 2011. One or more representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The Audit Committee has not selected our independent registered public accountant for fiscal year 2012, but intends to do so after the date of this proxy statement.

SUMMARY OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Aggregate fees for fiscal years 2011 and 2010 by KPMG LLP were:

	Fiscal Year
	2011	2010

Audit Fees(a)	$562,100	$592,000
Audit Related Fees	—	—
Tax Fees(b)	149,600	36,700
All Other Fees(c)	—	193,300

(a)	For fiscal year 2011, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the attestation to our report on internal controls and additional audit services related to the classification of fixed assets and other issues. For fiscal year, 2010, includes fees for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, the attestation to our report on internal controls and additional audit services related to the accounting for leasehold improvements and other issues.

(b)	Includes fees for tax services, including review of our tax returns and advice on tax compliance and planning.

(c)	Includes fees for the review of the tax treatment of certain fixed assets.

Audit Committee Pre-Approval Policies and Procedures

Our Board has adopted a pre-approval policy which requires the Audit Committee to pre-approve audit and permitted non-audit services to be rendered by our independent registered public accountants. The Audit Committee is authorized to designate one of its members to pre-approve such services, provided that the issue is then presented to the full Audit Committee at its next meeting. All of the services described above were approved by the Audit Committee pursuant to this policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent of our common stock to file certain reports with respect to each such person’s beneficial ownership of our common stock, including statements of changes in beneficial ownership on Form 4. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto, to our knowledge, all required filings were made on a timely basis.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report for the year ended January 29, 2011 accompanies this proxy statement.

ANNUAL REPORT ON FORM 10-K

We will provide copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission, to eligible stockholders upon request at no cost to such stockholders. We will also provide copies of the exhibits to our Annual Report on Form 10-K to eligible stockholders upon request, for which we may impose a reasonable fee. Requests for copies of either the Annual Report on Form 10-K or the exhibits thereto should be mailed to: Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, Attention: Ralph A. Pitts, Executive Vice President, General Counsel and Secretary.

These materials are also accessible through our website at www.belk.com and on the website of the Securities and Exchange Commission at www.sec.gov.

STOCKHOLDER PROPOSALS

Any stockholder proposals intended to be presented at our 2012 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Securities Exchange Act must be received by us no later than December 20, 2011 in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with such meeting.

Stockholder proposals brought before our 2012 Annual Meeting of Stockholders other than in accordance with Rule 14a-8 must satisfy the requirements of our Certificate of Incorporation. To be timely, written notice of such proposal must be given to Belk’s Secretary not less than 60 nor more than 90 days prior to the meeting. However, if we provide less than 70 days’ notice of the meeting to stockholders, then the notice of the proposal must be received by the Secretary no later than ten days after the date notice of the meeting is mailed or publicly disclosed by us. The notice of the proposal must address the specific information set forth in our Certificate of Incorporation.

We shall retain discretion to vote proxies on a proposal filed within the above deadlines provided (1) we include advice on the nature of the proposal and how we intend to exercise our voting discretion in the proxy statement and (2) the proponent of such proposal does not issue a proxy statement.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless we have received contrary instructions from a stockholder, in which case each stockholder will receive his or her own proxy. We have undertaken householding to reduce printing costs and postage fees.

Upon oral or written request, we will promptly deliver a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the proxy statement may contact us to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the proxy statement may contact us to request a single copy in the future. All such requests should be sent to: Belk, Inc., 2801 West Tyvola Road, Charlotte, North Carolina 28217, Attention: Ralph A. Pitts, Executive Vice President, General Counsel and Secretary, telephone: 704-357-1000.

OTHER MATTERS

The Board knows of no other matters to be brought before the meeting.

EXPENSES OF SOLICITATION

We will pay the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, facsimile or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock.

By Order of the Board,

Ralph A. Pitts
Executive Vice President,
General Counsel and Secretary

Charlotte, North Carolina
April 18, 2011

PROXY	PROXY

BELK, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 25, 2011

The undersigned hereby appoints Thomas M. Belk, Jr. and John R. Belk, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Belk, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Wednesday, May 25, 2011, at 11:00 a.m., local time, at the Mint Museum UPTOWN, 500 South Tryon Street, Charlotte, North Carolina, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(1)           To elect three Directors to terms expiring at the 2014 Annual Meeting of Stockholders.

☐ FOR all nominees listed (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed
Thomas M. Belk, Jr.
Erskine B. Bowles
John L. Townsend, III

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE.)

(2)           To approve, on an advisory basis, the executive compensation of the named executive officers as disclosed in the accompanying proxy statement, often referred to as a “say on pay.”

☐     FOR
☐     AGAINST
☐     ABSTAIN

(3)           To indicate, on an advisory basis, the frequency of future advisory votes on executive compensation, often referred to as a “say when on pay.”

☐     ONE
☐     TWO
☐     THREE
☐     ABSTAIN

(4)           To approve the material terms of the performance goals under the Company’s Amended and Restated Annual Incentive Plan.

☐     FOR
☐     AGAINST
☐     ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4 AND EVERY “ONE” YEAR FOR PROPOSAL 3.

, 2011

Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WITH THE WHITE LABEL, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.